                                                                      EXIBIT 4.2


                   SENIOR SUBORDINATED CREDIT AGREEMENT

                               dated as of

                            September 30, 1999





                                   among


                         BIO-RAD LABORATORIES, INC.,
                                as Company,


                          THE LENDERS named herein


                                    and


                   BANC ONE CAPITAL MARKETS, INC., as Agent

                               TABLE OF CONTENTS

                                                                      Page

   SECTION 1.     DEFINITIONS ........................................   1
           1.1    Certain Defined Terms...............................   1
           1.2    Accounting Terms....................................  27
           1.3    Other Definitional Provisions; Anniversaries........  28

   SECTION 2.     AMOUNT AND TERMS OF LOAN COMMITMENT AND
                  LOANS; NOTES .......................................  28
           2.1    Bridge Loan and Bridge Note.........................  28
           2.2    Rollover Bridge Loan and Rollover Bridge Note.......  30
           2.3    Interest on the Notes ..............................  31
           2.4    Fees................................................  33
           2.5    Prepayments and Payments............................  33
           2.6    Use of Proceeds.....................................  36
           2.7    Interest Rate Unascertainable, Increased Costs,
                   Illegality.........................................  37
           2.8    Funding Losses......................................  38
           2.9    Increased Capital...................................  39
           2.10   Taxes...............................................  40

   SECTION 3.     CONDITIONS..........................................  42
           3.1    Conditions to Bridge Loan...........................  42
           3.2    Conditions to Rollover Bridge Loan..................  47

   SECTION 4.     REPRESENTATIONS AND WARRANTIES
                  OF THE COMPANY......................................  48
           4.1    Existence and Standing..............................  49
           4.2    Authorization and Validity..........................  49
           4.3    No Conflict; Government Consent.....................  49
           4.4    Financial Statements................................  50
           4.5    Material Adverse Change.............................  51
           4.6    Taxes...............................................  51
           4.7    Litigation and Contingent Obligations...............  51
           4.8    Subsidiaries........................................  51
           4.9    ERISA...............................................  52
           4.10   Accuracy of Information.............................  52
           4.11   Regulation U........................................  52
           4.12   Material Agreements.................................  52

                                            i
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           4.13   Compliance With Laws................................  52
           4.14   Ownership of Properties.............................  53
           4.15   Plan Assets; Prohibited Transactions................  53
           4.16   Environmental Matters...............................  53
           4.17   Investment Company Act..............................  54
           4.18   Public Utility Holding Company Act..................  54
           4.19   Year 2000...........................................  54
           4.20   Post-Retirement Benefits............................  54
           4.21   Insurance...........................................  54
           4.22   The PSD Acquisition.................................. 55
           4.23   Solvency............................................. 56

   SECTION 4A.    REPRESENTATIONS AND WARRANTIES
                   OF THE LENDERS.....................................  56
           4A.1   Accredited Investor.................................  56
           4A.2   Knowledge and Experience............................  57
           4A.3   Source of Funds.....................................  57

   SECTION 5.     AFFIRMATIVE COVENANTS...............................  57
           5.1    Financial Reporting.................................  57
           5.2    Use of Proceeds.....................................  59
           5.3    Notice of Default...................................  59
           5.4    Conduct of Business.................................  59
           5.5    Taxes...............................................  59
           5.6    Insurance...........................................  60
           5.7    Compliance with Laws................................  60
           5.8    Maintenance of Properties...........................  60
           5.9    Inspection..........................................  60
           5.10   Year 2000...........................................  61
           5.11   Additional Guarantors...............................  61
           5.12   Exchange of Rollover Bridge Notes...................  62
           5.13   Permanent Securities................................  62
           5.14   Lenders Meeting.....................................  63
           5.15   Note Documents......................................  63
           5.16   Syndication.........................................  64

   SECTION 6.     NEGATIVE COVENANTS..................................  65
           6.1    Dividends...........................................  65
           6.2    Indebtedness........................................  65
           6.3    Merger..............................................  66

           6.4    Sale of Assets......................................  67
           6.5    Investments and Acquisitions........................  67
           6.6    Liens...............................................  68
           6.7    Capital Expenditures................................  70
           6.8    Limitation on Dividend and Other Payment
                    Restrictions Affecting Subsidiaries...............  70
           6.9    Affiliates..........................................  72
           6.10   Unfunded Liabilities................................  72
           6.11   Limitation on Modifications of Certain Documents....  72
           6.12   Sale and Leaseback Transactions.....................  73
           6.13   Contingent Obligations..............................  73
           6.14   Financial Contracts.................................  73
           6.15   Refinancing of the Loans in Part....................  73
           6.16   Senior Subordinated Indebtedness....................  73
           6.17   Leverage Ratio......................................  74

   SECTION 7.     EVENTS OF DEFAULT...................................  74
           7.1    Events of Default...................................  74
           7.2    Acceleration........................................  77

   SECTION 8.     SUBORDINATION.......................................  78
           8.1    Obligations Subordinated to Senior Debt of the
                    Company...........................................  78
           8.2    Priority and Payment Over of Proceeds in Certain
                    Events............................................  78
           8.3    Payments May Be Paid Prior to Dissolution...........  81
           8.4    Rights of Holders of Senior Debt of the Company
                    Not To Be Impaired................................  81
           8.5    Subrogation.........................................  82
           8.6    Obligations of the Company Unconditional............  83
           8.7    Lenders Authorize Agent To Effectuate Subordination.  83

   SECTION 9.     THE AGENT...........................................  84
           9.1    Appointment.........................................  84
           9.2    Delegation of Duties................................  84
           9.3    Exculpatory Provisions..............................  85
           9.4    Reliance by Agent...................................  85
           9.5    Notice of Default...................................  86
           9.6    Non-Reliance on Agent and Other Lenders.............  86
           9.7    Indemnification.....................................  87
           9.8    Agent in Its Individual Capacity....................  87
           9.9    Resignation of the Agent; Successor Agent...........  88

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

   SECTION 10.    GUARANTEE...........................................  88
           10.1   Unconditional Guarantee.............................  88
           10.2   Subordination of Guarantee..........................  89
           10.3   Severability........................................  89
           10.4   Release of a Guarantor..............................  89
           10.5   Limitation of Guarantor's Liability.................  90
           10.6   Guarantors May Consolidate, etc., on Certain Terms..  90
           10.7   Contribution........................................  91
           10.8   Waiver of Subrogation...............................  92
           10.9   Evidence of Guarantee...............................  92
           10.10  Waiver of Stay, Extension or Usury Laws.............  92

   SECTION 11.    SUBORDINATION OF GUARANTEE OBLIGATIONS..............  93
           11.1   Guarantee Obligations Subordinated to Guarantor
                    Senior Debt.......................................  93
           11.2   Priority and Payment Over of Proceeds in Certain
                    Events............................................  93
           11.3   Payments May Be Paid Prior to Dissolution...........  96
           11.4   Rights of Holders of Guarantor Senior Debt Not To
                    Be Impaired.......................................  96
           11.5   Subrogation.........................................  97
           11.6   Obligations of the Guarantors Unconditional.........  98
           11.7   Lenders Authorize Agent To Effectuate Subordination.  98

   SECTION 12.    WARRANTS............................................  99

   SECTION 13.    MISCELLANEOUS....................................... 101
           13.1   Participations in and Assignments of Loans and
                    Notes............................................. 101
           13.2   Expenses............................................ 102
           13.3   Indemnity........................................... 103
           13.4   Setoff.............................................. 104
           13.5   Amendments and Waivers.............................. 104
           13.6   Independence of Covenants........................... 105
           13.7   Entirety............................................ 105
           13.8   Notices............................................. 106
           13.9   Survival of Warranties and Certain Agreements....... 106
           13.10  Failure or Indulgence Not Waiver; Remedies
                    Cumulative........................................ 106
           13.11  Severability........................................ 107
           13.12  Headings............................................ 107
           13.13  Applicable Law...................................... 107
           13.14  Successors and Assigns; Subsequent Holders of Notes. 107
           13.15  Counterparts; Effectiveness......................... 107

           13.16  Consent to Jurisdiction; Venue; Waiver of Jury
                    Trial............................................. 108
           13.17  Payments Pro Rata................................... 109
           13.18  Waiver of Stay, Extension or Usury Laws............. 109
           13.19  Confidentiality..................................... 110
           13.20  Register............................................ 110



   ANNEX I          Lending Offices

   SCHEDULES

   Schedule 4.4     Pro Forma Financial Statements
   Schedule 4.7     Litigation
   Schedule 4.8     Subsidiaries
   Schedule 4.21    Insurance
   Schedule 6.2     Indebtedness
   Schedule 6.5     Investments
   Schedule 6.6     Liens

   EXHIBITS

   I        FORM OF BRIDGE NOTE
   II       FORM OF ROLLOVER BRIDGE NOTE
   III      FORM OF COMPLIANCE CERTIFICATE
   IV-A     FORM OF NOTICE OF BORROWING
   IV-B     FORM OF ROLLOVER NOTICE
   V        FORM OF OPINION OF LATHAM & WATKINS - COUNSEL FOR THE
            COMPANY
   VI       FORM OF NOTATION ON NOTE RELATING TO GUARANTEES
   VII      FORM OF ESCROW AGREEMENT
   VIII     FORM OF WARRANT AGREEMENT

            This Senior Subordinated Credit Agreement is dated as of September 30, 1999, and entered into by and between Bio-Rad Laboratories, Inc., a Delaware corporation (the "Company"), the Lenders named on the signature pages hereto (the "Lenders"), and Banc One Capital Markets, Inc. ("BOCM"), as agent for the Lenders (in such capacity, the "Agent").


                                 RECITALS

            WHEREAS, the Company desires that the Lenders extend a senior subordinated credit facility to the Company in connection with the PSD Acquisition (as defined herein);

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

   SECTION 1. DEFINITIONS

            1.1 Certain Defined Terms. The following terms used in this Agreement shall have the followingb meanings:

            "Acquired Business" is defined in the definition of "PSD
   Acquisition."

            "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated into the Company or one of its Subsidiaries.

            "Acquisition" means any transaction, or any series of
   related transactions, consummated on or after the date of this
   Agreement, by which the Company or any of its Subsidiaries (i)
   acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or
   (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.
                                          1
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            "Adjusted Net Assets" shall have the meaning provided in Section
    10.7.

            "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Any member of the Schwartz Group shall be deemed to be an Affiliate of the Company.

            "Agent" has the meaning ascribed to such term in the introduction to this Agreement.

            "Agreement" means this Senior Subordinated Credit Agreement dated as of September 30, 1999, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

            "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time.

            "Applicable Margin" means, with respect to the Bridge Loan, 6% for the period from and including the Closing Date and to but excluding the three month anniversary of the Closing Date, and for each subsequent Interest Period, the Applicable Margin in effect for the immediately preceding Interest Period plus 0.50%.

            "Applicable Treasury Rate" means, with respect to the date to which such Applicable Treasury Rate relates, the average of the annual yield rate of the three most actively traded U.S. Treasury securities having a remaining duration to maturity closest to maturity of the Rollover Bridge Loan as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).


            "Asset Sale" means, with respect to any Person, the sale, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person), other than the sale of inventory in the ordinary course of business and of obsolete or worn-out property in the ordinary course of business, the exchange or trade-in of equipment and other assets for replacement assets and the granting of a nonexclusive license. "Asset Sale" shall not include (i) any casualty to or condemnation of Property to which Section 6.6 of the Senior Secured Credit Agreement applies, whether the proceeds thereof are Excluded Proceeds (as defined in the Senior Secured Credit Agreement) or otherwise, or (ii) the sale, conveyance, disposition or other transfer by a Foreign Subsidiary of any of its assets to the extent that the Net Cash Proceeds thereof are invested in assets or Property (other than Cash Equivalent Investments) in any Foreign Subsidiary's business within twelve months after such sale, conveyance disposition or other transfer.

            "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

            "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee of that Board.

            "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

            "BOCM" means Banc One Capital Markets, Inc.

            "Bridge Loan" means, collectively, the loans made by the Lenders pursuant to Section 2.1(a) and shall include any Junior Securities and PIK Interest Amount.

            "Bridge Loan Commitment" means the commitment of the Lenders to make the Bridge Loan as set forth in Section 2.1(a).

            "Bridge Notes" has the meaning ascribed to such term in
   Section 2.1(d).

            "Bridge Payment Date" has the meaning ascribed to such term in Section 2.3(b).

            "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York and/or Illinois or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

            "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Agreement Accounting Principles, excluding (i) the trade-in value of equipment or other assets exchanged for replacement assets, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (iii) the PSD Acquisition and (iv) Permitted Acquisitions.

            "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

            "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

            "Cash Equivalent Investments" means (i) direct obligations issued or fully guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 and (v) mutual funds that invest solely in one or more of the types of investments described in clauses (i)-(iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

            "Change in Control" means:

            (i) any merger or consolidation of the Company with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Company's assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transac-tion(s), either (x) any "person" or "group" (other than a member of the Schwartz Group) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the Voting Equity Interests of the transferee(s) or surviving entity or entities, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Voting Equity Interests of the transferee(s) or surviving entity or entities or (y) the Schwartz Group shall cease to own beneficially (A) 30% of the Voting Equity Interests of such transferee(s) or surviving entity or entities or (B) a greater percentage of the Voting Equity Interests of such transferee(s) or surviving entity or entities than any other person or group, whichever is less;

            (ii) any "person" or "group" (other than a member of the Schwartz Group) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the Company's Voting Equity Interests, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Company's Voting Equity Interests;

            (iii) the Continuing Directors cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

            (iv) the Company adopts a plan of liquidation or dissolution.

            "Change of Control Offer" has the meaning ascribed to such term in Section 2.5(d)(i).

            "Closing Date" means the date on or before November 1, 1999 on which the initial Bridge Loan is made and the conditions set forth in Section 3.1 are satisfied or waived in accordance with Section 13.5.

            "Commitment Letter" means the letter agreement dated June 16, 1999 between the Company and FCCC, as amended from time to time, pursuant to which FCCC committed to provide the Bridge Loan to the Company.

            "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

            "Company" has the meaning ascribed to such term in the introduction to this Agreement.

            "Consolidated EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income (without duplication), (i) Consolidated Interest Expense and all non-cash interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business and losses from discontinued operations, (vi) any extraordinary, unusual or non-recurring non-cash expenses or non-cash losses, and (vii) non-recurring cash charges, including any capitalized non-recurring cash charges, taken on or prior to March 31, 2000 resulting from severance, integration and other adjustments made as a result of the PSD Acquisition (provided that the amounts referred to in this clause
   (vii) shall not, in the aggregate, exceed $25,000,000), and minus, to the extent included in Consolidated Net Income, extraordinary gains and gains from discontinued operations, all net of tax, realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis for such period.

            "Consolidated Funded Indebtedness" means at any time, without duplication, the aggregate dollar amount of (i) Indebtedness (other than Rate Management Obligations and similar obligations under other Financial Contracts) of the Company and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due and payable at such time, plus (ii) undrawn amounts available under standby letters of credit, all calculated on a consolidated basis as of such time.

            "Consolidated Interest Expense" means, with reference to any period, the cash interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

            "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.


            "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter or material take-or-pay contract.

            "Continuing Directors" means, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Company's Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors).

            "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

            "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

            "Dollars" or the sign "$" means the lawful money of the United States of America.

            "Domestic Lending Office" shall mean, as to any Lender, the office of such Lender designated as such on Annex I, or such other office designated by such Lender from time to time by written notice to the Agent and the Company.

            "Domestic Subsidiary" means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.


            "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to the Agent and, so long as no Event of Default exists, the Company; and (B) any Lender and any Affiliate of any Lender.

            "Engagement Letter" means that engagement letter, dated as of June 16, 1999, between the Company and BOCM.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or hazardous wastes or the clean-up or other remediation thereof.

            "Equity Interests" means (i) in the case of a corporation, common and preferred stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

            "Escrow Agent" means Norwest Bank Minnesota, N.A., in its capacity as Escrow Agent under the Escrow Agreement, and its successors in such capacity.

            "Escrow Agreement" means an escrow agreement among the Company, the Agent and the Escrow Agent, in substantially the form of
   Exhibit VII hereto, as amended, restated, supplemented or otherwise modified from time to time.

            "Eurodollar Lending Office" shall mean, as to any Lender, the office of such Lender designated as such on Annex I, or such other office designated by such Lender from time to time by written notice to the Agent and the Company.

            "Event of Default" means each of the events set forth in
   Section 7.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute or statutes thereto.

            "Exchange Notes" has the meaning ascribed to it in Section
   5.12(b).

            "Exchange Request" has the meaning ascribed to it in
   Section 5.12.

            "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Agent.

            "FCCC" means First Chicago Capital Corporation.

            "Fee Letter" means that Amended and Restated Fee Letter dated September 17, 1999 between the Company, FCCC and BOCM.

            "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.


            "Financing" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person pursuant to a registered offering or private placement, but excluding the issuance or sale of (i) any Indebtedness permitted to be incurred pursuant to
   Section 6.2, (ii) Equity Interests by the Borrower to any officer, director or employee of the borrower or any of its Subsidiaries pursuant to any incentive compensation plan or program and (iii) Equity Interests or Indebtedness by any Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower.

            "Financing Requirement" means the consideration to be paid for the PSD Acquisition, the amount needed to repay certain of the Indebtedness of the Company and the Target outstanding on the Closing Date and the amount needed to pay the costs and expenses related to the Transactions.

            "Fiscal Year" means the fiscal year of the Company and each Guarantor for accounting and tax purposes, which for all years after the Closing Date shall end on December 31.

            "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

            "fully diluted" means all the shares of Common Stock of the Company then outstanding or to be issued, calculated with respect to any Warrant Release Date as if all shares of Common Stock of the Company issuable upon conversion or exercise of any outstanding warrants (including the Warrants issued from escrow up to and including the most recent Warrant Release Date), options or similar rights (including upon conversion or exchange of convertible or exchangeable debt) are outstanding, and assuming that all options that may be granted under employee benefit plans for the benefit of the Company's employees are deemed to have been granted and exercised, and assuming that any other Common Stock of the Company issuable pursuant to any security, plan or arrangement of the Company (other than the Warrants) has been issued.

            "Funding Guarantor" shall have the meaning provided in
   Section 10.7.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

            "Genetic Systems" means Genetic Systems Corporation, a Delaware corporation.


            "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee Obligations" shall have the meaning provided in
   Section 11.1.

            "Guarantees" means, collectively, the guarantees delivered to the Lenders by the Guarantors pursuant to Section 10 which are evidenced by notations of guarantee substantially in the form of
   Exhibit VI hereto.

            "Guarantor" means each of the Company's Domestic Subsidiaries which constitutes a Material Subsidiary that in the future executes a supplement or amendment to this Agreement in which such Subsidiary agrees to be bound by the terms of the Loan Documents as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Loan Documents. Notwithstanding the above, no direct or indirect Foreign Subsidiary of the Company will be considered a Guarantor.

            "Guarantor Junior Securities" means, with respect to a Guarantor, securities of such Guarantor subordinated to the Guarantor Senior Debt to the same extent as the Guarantee Obligations and which, in any case, do not mature or become subject to a mandatory redemption obligation prior to the one-year anniversary of the maturity of the Guarantor Senior Debt or of any securities distributed in any proceeding on account of the Guarantor Senior Debt.

            "Guarantor Payment Blockage Period" shall have the meaning provided in Section 11.2.

            "Guarantor Senior Debt" means the Senior Debt of a
   Guarantor.

            "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, modification or waiver (i) increases the principal thereof or interest rate or premium payable thereon or (ii) changes to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness shall be redeemed; provided, further, that any Indebtedness of a Person existing at the time such Person becomes (after the Closing Date) a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company.

            "Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations which are evidenced by notes, acceptances, or other instruments, (iv) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (v) Capitalized Lease Obligations, (vi) reimbursement obligations with respect to standby letters of credit, whether drawn or undrawn, (vii) Rate Management Obligations, (viii) Off-Balance Sheet Liabilities, (ix) all liabilities and obligations of the type described in the preceding clauses (i) through (viii) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person's Property security such liability or obligation, and (x) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

            "indemnified liabilities" has the meaning ascribed to such term in Section 13.3.

            "Indemnitees" has the meaning ascribed to such term in
   Section 13.3.

            "Interest Period" means, for each Bridge Note, the period commencing on the Closing Date and ending on the immediately succeeding Bridge Payment Date, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the immediately succeeding Bridge Payment Date.

            "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day on which banks in Chicago and London are open prior to the first Business Day of such Interest Period.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

            "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts or notes receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (other than treasury stock) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. Payment by a Person under a guaranty by such Person of Indebtedness of another Person shall be deemed to be an Investment by such Person in such other Person in the amount of such payment.

            "Junior Securities" means securities of the Company subordinated to the Senior Debt to the same extent as the Obligations and which, in any case, do not mature or become subject to a mandatory redemption obligation prior to the one-year anniversary of the maturity of the Senior Debt or of any securities distributed in any proceeding on account of the Senior Debt.

            "Lenders" has the meaning ascribed to that term in the introduction to this Agreement and shall include any assignee of any Loan, Note or Loan Commitment to the extent of such assignment.

            "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Company's then most-recently ended four fiscal quarters.


            "LIBO Base Rate" shall mean, with respect to each day during an Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBO Base Rate" shall mean, with respect to each day during an Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). In the event that neither of such rates is available, the Agent shall refer to the alternative rate set forth in
   Section 2.7(a).

            "LIBO Rate" shall mean with respect to each day during an Interest Period for the Bridge Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest whole multiple of one-sixteenth of one percent):

            LIBO Base Rate
            ---------------------
            1.00 - LIBOR Reserve Requirements

            "LIBOR Reserve Requirements" shall mean, with respect to each day during an Interest Period for the Bridge Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) maintained by a member bank of the Federal Reserve System.

            "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

            "Loan Commitment" means the Bridge Loan Commitment and the Rollover Bridge Loan Commitment.

            "Loan Documents" means this Agreement, the Bridge Notes, the Rollover Bridge Notes, the Note Documents, the Registration
   Statement, the Warrants and the Escrow Agreement.

            "Loans" means the Bridge Loan and the Rollover Bridge Loan as each may be outstanding.

            "Loan Parties" means the Company and any Guarantor.

            "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "Material Adverse Effect" means a material adverse effect on
   (i) the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and the Guarantors collectively to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

            "Material Domestic Subsidiary" means any Domestic
   Subsidiary having assets (other than non-U.S. domiciled assets and Equity Interests in Foreign Subsidiaries) with a book value of $10,000,000 or more or any group of Domestic Subsidiaries on a combined basis having such assets with a book value of $15,000,000 or more.

            "Material Indebtedness" is defined in Section 7.1(e).

            "Material Subsidiary" means any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Company and its Subsidiaries.

            "Maturity Date" means the one year anniversary of the Closing Date.

            "Maximum Cash Interest Rate" means an interest rate of 14% per annum; provided that in computing such interest rate, fees paid to the Lenders shall not be deemed an interest payment.

            "Moody's" mean Moody's Investors Service, Inc.

            "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which the Company or any member of the Controlled Group is obligated to make contributions.

            "Net Cash Proceeds" means, with respect to any Asset Sale or Financing by any Person or the issuance of the Permanent Securities,
   (a) cash received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing or the issuance of the Permanent Securities, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or Financing or the issuance of the Permanent Securities, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale or Financing or the issuance of the Permanent Securities,
   (iii) repayment of Indebtedness secured by a Lien on any asset disposed of in such Asset Sale, (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, liabilities related to environmental matters, or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (v) in the case of a sale of a facility, the costs of relocating the operations of the Borrower and its Subsidiaries from that facility; and (b) cash payments in respect of any Indebtedness, Equity Interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

            "Non-Payment Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to act to accelerate the maturity of any Senior Debt.

            "Note Documents" means the Exchange Notes, the Permanent Securities, the Senior Subordinated Indenture, the indenture governing the Permanent Securities and any guarantee related thereto.

            "Notes" means, collectively, the Bridge Notes and the Rollover Bridge Notes.

            "Notice of Borrowing" means a notice substantially in the form of Exhibit IV-A annexed hereto with respect to a proposed borrowing.

            "Obligations" means all obligations of every nature of the Company from time to time owed to the Lenders and the Agent under the Loan Documents, whether for principal, premiums, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

            "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or recourse liability of such Person with respect to the collectibility of accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

            "Offer Payment Date" has the meaning ascribed to such term in Section 2.5(d)(iii).

            "Officer" means, with respect to any Person, the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of such Person.

            "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by two Officers; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "Original Bridge Notes" has the meaning ascribed to such term in Section 2.1(d).

            "Original Rollover Bridge Notes" has the meaning ascribed to such term in Section 2.2(e).

            "Payment Blockage Period" has the meaning ascribed to such term in Section 8.2(b).

            "Payment Default" means any default in the payment of principal, premium, if any, or interest on any Senior Debt beyond any applicable grace period with respect thereto.

            "Payment Office" shall mean the office of the Agent located at 1 Bank One Plaza, Chicago, Illinois 60670 or such other office as the Agent may designate to the Company and the Lenders from time to time.

            "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            "Permanent Securities" means any Securities of the Company and/or the Guarantors, the proceeds of which are used to repay the Notes in full. If the Permanent Securities consist of debt Securities, such Permanent Securities shall be governed by an indenture or other instrument which contains covenants, events of default and subordination provisions substantially similar to those described in the "Description of Notes" set forth in the September 15, 1999 draft of the Company's Preliminary Offering Memorandum with respect to $125,000,000 in principal amount of __% Senior Subordinated Notes due 2009.

            "Permitted Acquisition" means any Acquisition made by the Company or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in
   Section 4.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Company and its Subsidiaries are engaged on the Closing Date (after giving effect to the PSD Acquisition), (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (v) from the period beginning on the Closing Date and ending on the date the Bridge Notes are exchanged for Rollover Notes, as of the date of the consummation of such Acquisition, the Company shall be in compliance with the financial covenants contained in the Senior Secured Credit Agreement as in effect on the Closing Date, both prior to and after giving effect to such Acquisition.

            "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

            "PIK Interest Amount" has the meaning ascribed to such term in Section 2.3(b).

            "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any member of the Controlled Group could reasonably be expected to incur any liability.

            "Prepayment Date" has the meaning set forth in Section
   2.5(c).

            "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including, without limitation, Equity Interests of Subsidiaries of such Person.

            "PSD Acquisition" means the acquisition by the Company of the outstanding capital stock of the Target and certain related assets (the "Acquired Business") pursuant to the PSD Purchase Agreement.

            "PSD Purchase Agreement" means the Purchase Agreement dated July 3, 1999 among the Company, Sanofi Synthelabo and Institut
   Pasteur.

            "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into for bona fide hedging purposes (and not for speculative purposes), which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

            "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

            "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

            "Register" has the meaning ascribed to such term in Section
   13.20.

            "Registration Statement" means a registration statement of the Company and the Guarantors with respect to the Exchange Notes, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

            "Related Documents" means the PSD Purchase Agreement and each of the other agreements contemplated by the Commitment Letter or the Fee Letter other than the Loan Documents and the Senior Secured Credit Agreement.

            "Reportable Event" means a reportable event as defined in
   Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
   Section 4043(a) of ERISA or Section 412(d) of the Internal Revenue
   Code.

            "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Debt; provided that if, and for so long as, any Senior Debt lacks such a representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt in respect of any Senior Debt.

            "Required Lenders" means Lenders holding in the aggregate more than 50% of the outstanding principal amount of Notes.

            "Rollover Bridge Loan Commitment" has the meaning ascribed to such term in Section 2.2(a).

            "Rollover Bridge Notes" has the meaning ascribed to such term in Section 2.2(c).

            "Rollover Bridge Loan Rate" means, for the period from and including the Maturity Date and to but excluding the three-month anniversary of the Maturity Date, a rate of interest per annum equal to the greater of (i) 14%, (ii) the Applicable Treasury Rate on the Maturity Date plus 5.25%, and (iii) the rate of interest on the Bridge Loan in effect on the Maturity Date. For each subsequent three month period the Rollover Bridge Loan Rate means the Rollover Bridge Loan Rate in effect for the immediately preceding three month period plus 0.50%.

            "Rollover Loan" has the meaning ascribed to such term in
   Section 2.2(a).

            "Rollover Notice" means a notice substantially in the form of Exhibit IV-B annexed hereto with respect to a proposed conversion.

            "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

            "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

            "Schwartz Group" means David and Alice Schwartz, their family and heirs, and corporations, partnerships and limited liability companies 100% owned by any of the foregoing and trusts for the benefit of any of the foregoing.

            "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "Securities Act" means the Securities Act of 1933, as amended, and any successor statute or statutes thereto.

            "Senior Debt" means up to $220 million of the following: the principal of, premium, if any, and interest (including any interest accruing subsequent to an event specified in Section 7.1(f) or Section 7.1(g) hereof at the rate provided for in the documentation governing such Senior Debt, whether or not such interest is an allowed claim under applicable law) on, and all other obligations (including reimbursements, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise) with respect to (i) all Indebtedness under or in respect of the Senior Secured Credit Agreement and any guaranty of any Indebtedness under or in respect of the Senior Secured Credit Agreement and (ii) all Rate Management Transactions and any cancellation, buyback, reversal, termination or assignment of any Rate Management Transaction.

            "Senior Financing" means the initial borrowing by the Company under the Senior Secured Credit Agreement to finance a portion of the Financing Requirement.

            "Senior Officers" means each of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company.

            "Senior Secured Credit Agreement" means the Credit Agreement dated as of September 30, 1999, among Bio-Rad Laboratories, Inc., the lenders party thereto in their capacities as lenders thereunder, Bank One, NA, as agent, ABN Amro Bank N.V., as syndication agent, and Union Bank of California, as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 6.2 hereof) or adding or deleting Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

            "Senior Subordinated Indenture" means an indenture, under which the Exchange Notes will be issued, that complies with the Trust Indenture Act of 1939 between the Company and a trustee conforming to the terms and conditions of the Rollover Loan (except as described below) and containing such other terms and conditions typical for publicly traded high yield debt securities. The covenants, events of default and subordination provisions of the Senior Subordinated Indenture shall be substantially similar to those described in the "Description of Notes" set forth in the September 15, 1999 draft of the Company's Preliminary Offering Memorandum with respect to $125,000,000 in principal amount of __% Senior Subordinated Notes due 2009. The Senior Subordinated Indenture shall have mandatory redemption provisions typical for publicly traded high yield debt securities. The Exchange Notes shall initially bear interest at the Rollover Bridge Loan Rate. For so long as the Exchange Notes bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Company, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date.
    Each holder of the Exchange Notes shall have the option to fix the interest rate on the Exchange Notes at a rate that is equal to the then applicable rate of interest borne by the Exchange Notes (but in no event in excess of 16% per annum). The Maximum Cash Interest Rate shall apply to the Exchange Notes, with all interest in excess of the Maximum Cash Interest Rate payable at the option of the Company in additional Exchange Notes. In such event, such Exchange Notes will be noncallable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed declining ratably to par on the date that is one year prior to maturity of the Exchange Notes. The trustee shall be appointed by the Company and shall be acceptable to the Lenders receiving the Exchange Notes. The bank or trust company acting as trustee under the Senior Subordinated Indenture shall at all times be a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or State authority and which has a combined capital and surplus of not less than $50,000,000.

            "Single Employer Plan" means a Plan (other than a
   Multiemployer Plan) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

            "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor which is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

            "Subsequent Bridge Note" has the meaning ascribed to such term in Section 2.1(d).

            "Subsequent Rollover Bridge Note" has the meaning ascribed to such term in Section 2.2(c).

            "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

            "Substantial Portion" means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Company and its Subsidiaries as shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

             "Synthetic Lease" is defined in Section 6.2(h).

             "Target" means Pasteur Sanofi Diagnostics S.A.

             "Taxes" has the meaning ascribed to such term in Section 2.10.

            "Transactions" means the PSD Acquisition, the Senior
   Financing, the borrowings of the Loans and the repayment of certain of the outstanding Indebtedness of the Company and the Target.

            "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

            "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

            "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

            "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

            "Warrant Agreement" means a warrant agreement in substantially the form of Exhibit VIII hereto, duly executed by each Lender and the Company, relating to the Warrants.

            "Warrants" means warrants, registered in blank, represented by one or more warrant certificates in substantially the form attached to the Warrant Agreement as a "Formula Warrant Certificate" or the form attached to the Warrant Agreement as a "Release Warrant Certificate", as applicable, each representing the right to buy one share of the Company's Class A Common Stock at an exercise price equal to 10% over the last quoted sales price of the Company's Common Stock on the American Stock Exchange on the Closing Date and in the aggregate representing the right to buy up to 10% of the "fully-diluted" Common Stock of the Company for a period of 10 years following the Closing Date.

            "Warrant Release Date" shall mean the Business Day after the date on which BOCM delivers a Warrant Release Request (or any later date specified in such Warrant Release Request).

            "Warrant Release Request" means a written notice to the Escrow Agent and the Company signed by a duly authorized officer of BOCM (i) stating that (a) a specified portion of the Warrants are necessary for the sale of the Permanent Securities as set forth in
   Section 12(a) or (b) that the Lenders have become entitled to a specified portion of the Warrants as set forth in Section 12(b), and
   (ii) requesting that such specified portion of the Warrants be released to BOCM for such purpose or to the Lenders, as applicable, and (iii) specifying the names and denominations in which the Warrants will be issued and the time of such issuance.

            "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person. Unless otherwise specified, all references to a "Wholly Owned Subsidiary" shall mean a Wholly Owned Subsidiary of the Company.

            "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications (whether of the Company, any of its Subsidiaries, or any of the Company's or any of its Subsidiaries' material customers, suppliers or vendors) to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Company and its Subsidiaries.

            "Year 2000 Program" is defined in Section 4.19.

            1.2 Accounting Terms. For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

            1.3 Other Definitional Provisions; Anniversaries. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. For purposes of this Agreement, a monthly anniversary of the Closing Date shall occur on the same day of the applicable month as the day of the month on which the Closing Date occurred; provided, however, that if the applicable month has no such day (i.e., 29, 30 or 31), the monthly anniversary shall be deemed to occur on the last day of the applicable month.


   SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENT AND LOANS; NOTES

            2.1 Bridge Loan and Bridge Note.

           (a) Bridge Loan Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree to lend to the Company on the Closing Date $100,000,000.00 (one hundred million dollars) in the aggregate (the "Bridge Loan"), each such Lender committing, severally and not jointly, to lend the amount set forth next to such Lender's name on the signature pages hereto. The Lenders' commitments to make the Bridge Loan to the Company pursuant to this Section 2.1(a) are herein called individually, a "Bridge Loan Commitment" and collectively, the "Bridge Loan Commitments."

           (b) Notice of Borrowing. When the Company desires to borrow under this Section 2.1, it shall deliver to the Agent a Notice of Borrowing no later than 11:00 A.M. (Chicago time), at least three Business Days in advance of the Closing Date or such later date as shall be agreed to by the Agent. The Notice of Borrowing shall specify the applicable date of borrowing (which shall be a Business
   Day). Upon receipt of such Notice of Borrowing, the Agent shall promptly notify each Lender of its share of the Bridge Loan and the other matters covered by the Notice of Borrowing.

           (c)  Disbursement of Funds.  No later than 12:00 Noon
   (Chicago time) on the Closing Date, each Lender will make available its pro rata share of the Bridge Loan requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in U.S. Legal Tender and immediately available funds at the Payment Office and the Agent promptly will make available to the Company by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Agent its portion of the Bridge Loan to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Company, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Company, the then applicable rate of interest on the Loans.

            Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Bridge Loan Commitment hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.

            (d) Bridge Notes. The Company shall execute and deliver to each Lender on the Closing Date a Bridge Note dated the Closing Date substantially in the form of Exhibit I annexed hereto to evidence the portion of the Bridge Loan made on such date by such Lender and with appropriate insertions ("Original Bridge Notes"). On each interest payment date prior to the Maturity Date on which the Company elects to pay a PIK Interest Amount pursuant to Section 2.3(b), the Company shall execute and deliver to each Lender on such interest payment date a Bridge Note dated such interest payment date substantially in the form of Exhibit I annexed hereto in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a "Subsequent Bridge Note" and, together with the Original Bridge Notes, the "Bridge Notes"). A Subsequent Bridge Note shall bear interest from the date of its issuance at the same rate borne by all Bridge Notes.

            (e) Scheduled Payment of Bridge Loan. Subject to Section 2.2, the Company shall pay in full the outstanding amount of the Bridge Loan and all other Obligations owing hereunder no later than the Maturity Date.

            (f)  Termination of Bridge Loan Commitment.  The Bridge
   Loan Commitment hereunder shall terminate on the earlier of (i) the closing of the PSD Acquisition without the use of the Bridge Loan,
   (ii) the termination of the PSD Purchase Agreement, (iii) the acceptance by the Target or any of its affiliates of an offer for all or any substantial portion of the assets or Common Stock of the Target other than the offer contemplated in the Commitment Letter, (iv) immediately after the Closing Date, provided the Bridge Loan has been made, or (v) 5:00 p.m., Chicago, Illinois time, on November 1, 1999. The Company shall have the right, without premium or penalty, to reduce or terminate the Bridge Loan Commitment of the Lenders hereunder at any time. Any Loan repaid may not be redrawn.

            (g) Pro Rata Borrowings. The Bridge Loan made under this Agreement shall be made by the Lenders pro rata on the basis of their respective Bridge Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Bridge Loan hereunder and that each Lender shall be obligated to make its portion of the Bridge Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

            2.2  Rollover Bridge Loan and Rollover Bridge Note.

            (a) Rollover Bridge Loan Commitment. Subject to the terms and conditions of this Agreement, including without limitation the conditions precedent set forth in Section 3.2, and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree, upon the request of the Company, to convert on the Maturity Date the then outstanding principal amount of the Bridge Notes into a Rollover Bridge Loan (the "Rollover Bridge Loan"), such Rollover Bridge Loan to be in the aggregate principal amount of the then outstanding principal amount of the Bridge Notes. The Company's request shall be evidenced by a Rollover Notice delivered to the Lenders no later than 11:00 A.M. (Chicago time), at least two Business Days in advance of the Maturity Date. The Lenders' commitments under this Section 2.2(a) are herein called collectively, the "Rollover Bridge Loan Commitment."

            (b) Making of Rollover Bridge Loan. Upon satisfaction or waiver of the conditions precedent specified in Section 3.2 hereof, each Lender shall extend to the Company the Rollover Bridge Loan to be issued on the Maturity Date by such Lender by canceling on its records a corresponding principal amount of the Bridge Notes held by such Lender.

            (c) Maturity of Rollover Bridge Loan. The Rollover Bridge Loan shall mature and the Company shall pay in full the outstanding principal amount thereof and accrued interest thereon on September 30, 2005 (the "Final Maturity Date").

            (d) Rollover Bridge Notes. The Company, as borrower, shall execute and deliver to each Lender on the Maturity Date a

   Rollover Bridge Note dated the Maturity Date substantially in the form of Exhibit II annexed hereto to evidence the Rollover Bridge Loan made on such date, in the principal amount of the Bridge Notes held by such Lender on such date and with other appropriate insertions (collectively the "Original Rollover Bridge Notes"). On or after the Maturity Date, on each interest payment date on which the Company elects to pay a PIK Interest Amount pursuant to Section 2.3(b), the Company shall execute and deliver to each Lender on such interest payment date a Rollover Bridge Note dated such interest payment date substantially in the form of Exhibit II annexed hereto in a principal amount equal to such Lender's pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a "Subsequent Rollover Bridge Note" and, together with the Original Rollover Bridge Notes, the "Rollover Bridge Notes"). A Subsequent Rollover Bridge Note shall bear interest at the same rate borne by all Rollover Bridge Notes.

            2.3  Interest on the Notes.

            (a) Rate of Interest. The Notes shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate determined as set forth below.

                (i)  Bridge Notes.  Subject to Section 2.3(a)(iii) and
   Section 2.7, the Bridge Notes shall bear interest for each Interest Period at a rate per annum equal to the LIBO Rate for such period plus the Applicable Margin.

                (ii) Rollover Bridge Notes. At any time after the Maturity Date, the Rollover Bridge Notes shall bear interest at a rate per annum equal to the Rollover Bridge Loan Rate.

                (iii)  Maximum Interest. Notwithstanding clause (i) or
   (ii) of this Section 2.3(a) or any other provision herein, other than
   Section 2.3(c), in no event will the combined sum of interest (cash or otherwise) on the Bridge Notes or the Rollover Bridge Notes exceed the lower of 18.00% per annum or the maximum interest rate permitted by law.

            (b) Interest Payments. Interest shall be payable (i) with respect to the Bridge Notes, in arrears on October 12, 1999 and every 90 days thereafter (each of the preceding dates, a "Bridge Payment Date") and upon any prepayment of the Bridge Notes (to the extent accrued on the amount being prepaid) and on the Maturity Date in respect of the principal amount of any Subsequent Bridge Notes and
   (ii) with respect to the Rollover Bridge Notes, in arrears on each March 31, June 30, September 30 and December 31 of each year, commencing on the first of such dates to follow the Maturity Date, upon any prepayment of the Rollover Bridge Notes (to the extent accrued on the amount being prepaid) and on the Final Maturity Date; provided, however, that if, on any interest payment date, the interest rate borne by the Bridge Notes or the Rollover Bridge Notes, as the case may be, exceeds the Maximum Cash Interest Rate, the Company may pay all or a portion of the interest payable in excess of the amount of interest that would be payable on such date at the Maximum Cash Interest Rate by issuance of Subsequent Bridge Notes or Subsequent Rollover Bridge Notes, as the case may be, in an aggregate principal amount equal to the amount of such interest being so paid (the "PIK Interest Amount").

            (c) Post-Maturity Interest. Upon the occurrence and during the continuance of any Event of Default, the Company shall pay interest on the unpaid principal amount of each Note owing to each Lender, payable on demand, at a rate per annum equal to the rate which is (i) if any Rollover Bridge Notes are outstanding, 2.0% per annum in excess of the rate per annum then borne by such Rollover Bridge Notes and (ii) if any Bridge Notes are outstanding, the LIBO Rate plus 2% per annum plus the Applicable Margin with respect to such Bridge Notes. With respect to the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, the Company shall pay interest thereon, to the extent permitted under applicable law, in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the rate which is (i) if any Rollover Bridge Notes are outstanding, 2.0% per annum in excess of the rate per annum then borne by such Rollover Bridge Notes and
   (ii) if any Bridge Notes are outstanding, the LIBO Rate plus 2% per annum plus the Applicable Margin with respect to such Bridge Notes.

            (d) Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year and, with respect to the Bridge Loan, the actual number of days elapsed in the period during which it accrues or, with respect to the Rollover Loan, twelve 30-day months. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            2.4 Fees. The Company agrees to pay to FCCC and BOCM all fees and other obligations in accordance with, and at the times specified by, the Fee Letter.

            2.5  Prepayments and Payments.

            (a) Voluntary Prepayments. Prior to the Final Maturity Date, the Company may, upon five days' prior written notice to each of the Lenders, prepay the Loans at any time, in whole or in part, on a pro rata basis, by paying to each applicable Lender an amount equal to 100% of such Lender's pro rata share of the aggregate principal amount of the Loan to be prepaid, plus accrued and unpaid interest thereon to the Prepayment Date and all other amounts then due and owing hereunder; provided, however, that in connection with any prepayment of a Bridge Note made on a date other than the expiration of the Interest Period applicable thereto, the Company shall compensate each Lender in accordance with Section 2.8.

            (b) Mandatory Prepayments. The Company shall prepay the Loans ratably in accordance with the aggregate outstanding principal balances thereof, with 100% of the Net Cash Proceeds of: (i) the issuance of the Permanent Securities, (ii) any Asset Sale and (iii) any Financing; provided, however, that if any Indebtedness is outstanding under the Senior Secured Credit Agreement, then any amounts received pursuant to clauses (ii) and (iii) shall first be used for (A) any required repayment of such Indebtedness or (B) with respect to the Net Cash Proceeds of any Asset Sale, if permitted by the Senior Secured Credit Agreement, investment in assets or Property (other than Cash Equivalent Investments) in the Company's or any Subsidiary's business within twelve months after such Asset Sale.

            The Company shall, not later than the next Business Day following the receipt of any Net Cash Proceeds required to be applied to prepayment of the Loans pursuant to the immediately preceding paragraph, apply such Net Cash Proceeds on a pro rata basis to prepay the Loans by paying to each Lender an amount equal to 100% of such Lender's pro rata share of the aggregate principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon to the Prepayment Date and any other amounts then due and owing hereunder. Concurrently with any prepayment of the Loans pursuant to this Section 2.5(b), the Company shall deliver to the Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable net proceeds that gave rise to such prepayment.

            (c) Effect of Notice of Prepayment. The Company shall notify the Lenders in writing at their addresses shown in the Register of any date set for mandatory or optional prepayment (each such day, a "Prepayment Date") of applicable Loans. Once such notice is sent or mailed, the Loans to be prepaid shall become due and payable on the Prepayment Date set forth in such notice. Such notice may not be conditional.

            (d)  Purchase of Notes Upon a Change of Control.

                (i) Upon the occurrence of a Change of Control, the Company shall offer to prepay all or any part of the principal amount of each Lender's Bridge Notes or Rollover Bridge Notes pursuant to the offer described below (the "Change of Control Offer") at a prepayment price in cash equal to 101% of the aggregate principal amount thereof, plus accrued interest thereon to the date of repurchase.

                (ii) At least ten days prior to any Change of Control, the Company shall mail a notice to each Lender stating:

            (1) that the Change of Control Offer is being made pursuant to this Section 2.5(d) and that all Notes validly tendered will be accepted for payment;

            (2) the purchase price and the purchase date, which shall be the date on which such Change of Control occurs (the "Offer Payment Date");

            (3) that any Note not tendered will continue to accrue interest;

            (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

            (5) that if a Lender elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company prior to 5:00 p.m. Chicago time on the Offer Payment Date;

            (6) that a Lender will be entitled to withdraw its election if the Company receives, not later than 5:00 p.m. Chicago time on the Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes such Lender delivered for purchase, and a statement that such Lender is withdrawing its election to have such Note purchased; and

            (7) that if Notes are purchased only in part, a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

                (iii) On or before the Offer Payment Date, the Company shall (1) accept for payment Notes or portions thereof which are to be purchased in accordance with the above, and (2) deposit at the Payment Office U.S. Legal Tender sufficient to pay the purchase price of all

   Notes to be purchased. The Agent shall promptly mail or, if provided with appropriate instructions, send by wire transfer to the Lenders whose Notes are so accepted payment in an amount equal to the purchase price unless such payment is prohibited pursuant to Section 8 hereof or otherwise.

            (e) Manner and Time of Payment. All payments of principal, interest, and any other amounts due hereunder and under the Notes by the Company or the Guarantors shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Agent, unless otherwise specified, not later than 12:00 Noon (Chicago time) on the date due at the Payment Office for the account of the Lenders; funds received by the Agent after that time shall be deemed to have been paid by the Company on the next succeeding Business Day.
    Other than with respect to PIK Interest Amounts, all payments of any Obligations to be made hereunder or under the Notes by the Company or any other obligor with respect thereto shall be made solely in U.S. Legal Tender or such other currency as is then legal tender for public and private debts in the United States of America.

            (f) Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment fees and other amounts due hereunder, as the case may be.

            (g) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of that Note; provided, however, that the failure to make (or any error in the making of) such a notation or to notify the Company of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

            2.6  Use of Proceeds.

            (a) Bridge Loan. The proceeds of the Bridge Loan shall be applied by the Company, together with borrowings under the Senior

   Secured Credit Agreement and excess cash of the Company, to the payment of the Financing Requirement.

            (b) Rollover Bridge Loan. The proceeds of the Rollover Bridge Loan shall be used to repay and cancel any outstanding amount of Bridge Notes converted to Rollover Bridge Notes on such date.

            (c) Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds. In addition, following application of the proceeds of any borrowing under this Agreement, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries or a consolidated basis) will be Margin Stock

            2.7  Interest Rate Unascertainable, Increased Costs, Illegality.

            (a) In the event that the Agent, in the case of clause (i) below, or any Lender, in the case of clauses (ii) and (iii) below, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                (i) on any date for determining the LIBO Rate for any Interest Period, that by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the LIBO Rate; or

                (ii) at any time, that the relevant LIBO Rate applicable to any of its Notes shall not represent the effective pricing to such Lender for maintaining a Bridge Loan, or such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Bridge Note, in any such case because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order (such as for example but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Federal Reserve Board to the extent included in the computation of the LIBO Rate), whether or not having the force of law and whether or not failure to comply therewith would be unlawful, and/or (y) other circumstances affecting such Lender or the London interbank market or the position of such Lender in such market; or

            (iii) at any time, that the making or continuance by it of any Bridge Loan has become unlawful by compliance by such Lender in good faith with any law or governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

   then, and in any such event, the Agent or such Lender shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Company and (if applicable) the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter in the case of clause (i),
   (ii) and (iii) above, each Bridge Note shall bear interest at a rate equal to the Applicable Treasury Rate plus the Applicable Margin; provided, however, that in the case of clause (ii) above, the Company shall have the option of paying interest at a rate equal to the LIBO Rate (if the Bridge Loan is then outstanding) plus the Applicable Margin if it pays to such Lender, upon such Lender's delivery of written demand therefor to the Company with a copy to the Agent, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reduction in amounts received or receivable hereunder.

            (b) In the event that the Agent determines at any time following its giving of notice based on the conditions described in clause (a)(i) above that none of such conditions exist, the Agent shall promptly give notice thereof to the Company and the Lenders, whereupon the Bridge Notes will again bear interest pursuant to
   Section 2.3.

            (c) In the event that a Lender determines at any time following its giving of a notice based on the conditions described in clause (a)(iii) above that none of such conditions exist, such Lender shall promptly give notice thereof to the Company and the Agent, whereupon the Bridge Notes held by such Lender shall bear interest pursuant to Section 2.3.

            2.8 Funding Losses. The Company shall compensate each Lender, upon such Lender's delivery of a written demand therefor to the Company, with a copy to the Agent (which demand shall set forth the basis for requesting such amounts and shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by such Lender in connection with the liquidation or reemployment of deposits or funds required by it to make or carry its Bridge Notes), that such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of Bridge Notes does not occur on a date specified therefor in a Notice of Borrowing (whether or not rescinded, cancelled or withdrawn or deemed rescinded, cancelled or withdrawn,), (ii) if any repayment (including, without limitation, payment after acceleration) or conversion of any of its Bridge Notes occurs on a date which is not the last day of the Interest Period applicable thereto, (iii) if any prepayment of any of its Bridge Notes is not made on any date specified in a notice of prepayment given by the Company, or (iv) as a consequence of any default by the Company in repaying its Bridge Notes or any other amounts owing hereunder in respect of its Bridge Notes when required by the terms of this Agreement. Calculation of all amounts payable to a Lender under this Section 2.8 shall be made on the assumption that such Lender has funded its relevant Bridge Notes through the purchase of a Eurodollar deposit bearing interest at the LIBO Rate in an amount equal to the amount of such Bridge Notes with a maturity equivalent to the Interest Period applicable to such Bridge Notes, and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America, provided that each Lender may fund its Eurodollar Loans in any manner that it in its sole discretion chooses and the foregoing assumption shall only be made in order to calculate amounts payable under this Section 2.8.

            2.9  Increased Capital.

            (a) If any Lender shall have determined that compliance with any applicable law, rule, regulation, guideline, request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any Person controlling such Lender as a consequence of its commitments or obligations hereunder, then from time to time, upon such Lender's delivery of a written demand therefor to the Agent and the Company (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or Person for such reduction.

            (b) In the event that any change in law occurring after the date that any lender becomes a Lender party to this Agreement shall, in the opinion of such Lender, require that any Bridge Loan Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any Person controlling such Lender, and such change in law shall have the effect of reducing the rate of return on the capital or assets of such Lender or any Person controlling such Lender as a consequence of its commitments or obligations hereunder, then from time to time, upon such Lender's delivery of a written demand therefor to the Agent and the Company (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or Person for such reduction.

            2.10  Taxes.

            (a) All payments made by the Company under this Agreement and the other Loan Documents shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding, in the case of the Agent and each Lender, net income and franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.
   The Company agrees to indemnify and hold harmless the Agent and any Lender for the full amount of Taxes paid by the Agent or such Lender and any incremental taxes, interest or penalties arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Agent or any Lender makes written demand therefor. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, and in any event within 30 days, the Company shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.

            (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (including each assignee, transferee or recipient that becomes a party to this Agree-ment pursuant to Section 13.1) agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Company and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. If the form provided by a Lender prior to the first date on which a payment is due to it hereunder indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes; provided, however, that, if at the date of an assignment under Section 13.1(a) pursuant to which such Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection 2.10(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Each Lender which delivers to the Company and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Company and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

   SECTION 3. CONDITIONS

            3.1 Conditions to Bridge Loan. The obligation of the Agent and each Lender to make the Bridge Loan is subject to the prior or concurrent satisfaction of each of the following conditions:

            (a) Document Delivery. On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Agent shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Agent and, unless otherwise noted below or in the definition thereof, dated the Closing Date:

                (i) executed copies of this Agreement and the Bridge Notes substantially in the form of Exhibit I annexed hereto executed in accordance with Section 2.1(d) drawn to the order of the Lenders and with appropriate insertions;

                (ii) an executed copy of the Escrow Agreement substantially in the form of Exhibit VII annexed hereto;

                (iii) a certified copy of the Company's charter, together with a certificate of status, compliance, good standing or like certificate with respect to the Company issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

                (iv) a copy of the Company's bylaws, certified as of the Closing Date by its Secretary or one of its Assistant Secretaries;

                (v) a copy of any stockholders' agreements or any other ownership arrangements for the Company, certified as of the Closing Date by its Secretary or one of its Assistant Secretaries;

                (vi) Board Resolutions of the Company approving and authorizing the execution, delivery and performance of this Agreement, each of the other Loan Documents and the Related Documents, the Senior Secured Credit Agreement, the Transactions and any other documents, instruments and certificates required to be executed by the Company in connection herewith and therewith and approving and authorizing the execution, delivery and payment of the Notes and the consummation of the Transactions;

                (vii) signature and incumbency certificates of the Company's officers executing this Agreement and the Bridge Notes;

                (viii) an originally executed Notice of Borrowing substantially in the form of Exhibit IV-A annexed hereto, signed by the President or a Vice President of the Company on behalf of the Company and delivered to the Agent;

                (ix) originally executed copies of one or more favorable written opinions of (I) Latham and Watkins, counsel for the Company, substantially in the form of Exhibit V annexed hereto and addressed to the Lenders and (II) such other opinions of counsel and such certificates or opinions of accountants, appraisers or other professionals as the Agent shall have reasonably requested;

                (x) a certificate of the Chief Financial Officer or the Treasurer of the Company addressed to the Agent and the Lenders and in form and substance satisfactory to the Agent and the Lenders, attesting that, on a pro forma basis, after giving effect to the PSD Acquisition and the other Transactions, including the full borrowings under the Senior Secured Credit Agreement, the Company and its Subsidiaries (individually or in the aggregate) shall be solvent;

                (xi) a true and correct copy of the PSD Purchase Agreement, which shall not have been amended without the Agent's consent and which shall be in full force and effect, and a copy of all closing documents relating to the PSD Acquisition and all such counterpart originals or certified copies of such documents, instruments, certificates and opinions (together with reliance letters for the benefit of the Agent and the Lenders) related thereto as the Agent may reasonably request;

                (xii)  executed or conformed copies of the Senior
   Secured Credit Agreement and any amendments thereto made on or prior to the Closing Date and a copy of each legal opinion delivered in connection with the Senior Secured Credit Agreement;

                (xiii)  executed payoff letters with respect to
   Indebtedness existing prior to the Closing Date which is not listed on
   Schedule 6.2;

                (xiv) copies of all documents actually delivered to the lenders and/or agent under the Senior Secured Credit Agreement as a condition to the loans thereunder not otherwise required to be delivered under this Section 3.1; and

                (xv) such other documents, certificates and opinions as the Agent may reasonably request.

            (b) Concurrent Transactions; Documentation. The Senior Financing shall have been consummated on terms satisfactory to the Agent pursuant to definitive documentation in form and substance satisfactory to the Agent and all conditions precedent to the consummation of the Senior Financing shall have been satisfied or, with the prior approval of the Agent, waived. Funds from the Senior Financing and the Bridge Loan, together with the Company's excess cash, shall be sufficient to consummate the Transactions. The PSD Acquisition shall have been consummated on terms satisfactory to the Agent pursuant to the provisions of the PSD Purchase Agreement, which shall be in form and substance satisfactory to the Agent, and all conditions precedent to the consummation of the PSD Acquisition shall have been satisfied or, with the prior approval of the Agent, waived.

            (c) Capitalization; Etc. The corporate, capital and ownership structure (including articles of incorporation and bylaws), stockholders' agreements and management of the Company and its Subsidiaries (after giving effect to the Transactions) shall be satisfactory to the Agent in all respects.

            (d) Due Diligence. The Agent and its counsel shall have completed their business, legal, environmental, tax, pension, regulatory and accounting due diligence review of the Company's and the Target's business, assets, liabilities (actual and contingent), operations, condition (financial or otherwise), management, prospects and value and shall be satisfied with the results thereof (including, if requested by the Agent, an environmental review report, satisfactory in from and substance to the Agent, from an environmental review firm acceptable to the Agent, as to any environmental hazards or liabilities and the Company's plans with respect thereto).

            (e) Financial Statements. The Agent shall have received and, in each case, approved all audited, unaudited and pro forma financial statements described in Section 4.4 and all completed, probable and pending acquisitions, including the PSD Acquisition, all meeting the requirements of Regulation S-X under the Securities Act, applicable to a Registration Statement under the Securities Act on Form S-1, except that the Agent and the Lenders acknowledge and agree that such financial statements shall not include interim 1998 financial data for the Target. All such financial statements of the Target shall be prepared in accordance with GAAP.

            (f) Material Adverse Change. No material adverse change (including any event which, in the opinion of the Agent, is reasonably likely to result in such a material adverse change) in the business, assets, liabilities (actual and contingent), operations, condition (financial or otherwise), management, prospects or value of the Company and its Subsidiaries, taken as a whole, or the Target and its Subsidiaries, taken as a whole, shall have occurred since the date of the most recent audited annual financial statements of the Company and the Target described in Section 4.4 and delivered to the Agent as of the date of the Commitment Letter, and no material inaccuracy in such financial statements shall exist.

            (g) Market Conditions. No material adverse change in the financial or capital markets generally, or in the market for high yield debt or bridge loans in particular, shall have occurred which, in the judgment of the Agent, would make it impractical or inadvisable to proceed with the funding of the Bridge Loan or the sale of the Permanent Securities. No banking moratorium shall have been declared by Federal or Illinois banking officials.

            (h)  Other Obligations.  On or prior to the Closing Date,
   (A) all fees and expenses due and payable to FCCC, BOCM, any other Lender and/or their affiliates pursuant to the Commitment Letter, the Engagement Letter, or the Fee Letter shall have been paid in full as contemplated therein, and (B) the Company shall have complied with all of its obligations under the Commitment Letter, the Engagement Letter, the Fee Letter and the Related Documents, and each such agreement shall be in full force and effect.

            (i) Consents. All governmental, shareholder and third-party consents (including Hart-Scott-Rodino clearance) and approvals necessary or reasonably advisable in connection with the Transactions and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in full force and effect; and all applicable waiting periods shall have expired without any action being taken or threatened by any authority that could restrain, prevent or impose any material adverse conditions on the Transactions or such other transactions.

            (j) Judgments, Etc. There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transactions in the manner contemplated by the PSD Purchase Agreement, or (B) any pending or threatened action, suit, investigation or proceeding before any Tribunal that, if adversely determined, could have a Material Adverse Effect.

            (k) Intellectual Property. The Company shall provide a schedule of all United States registered patents and United States registered trademarks for the Company and the Target.

            (l) Other Reports. The Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, Year 2000 questionnaires and such other reports as it may reasonably request.

            (m) Officer's Certificate. Simultaneously with the making of the Bridge Loan by the Lenders, the Company shall have delivered to the Agent an Officers' Certificate from the Company in form and substance satisfactory to the Agent to the effect that (i) the representations and warranties in Section 4 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, (ii) on or prior to the Closing Date, the Company has performed and complied in all material respects with all covenants and conditions required to be performed and observed by the Company on or prior to the Closing Date and (iii) all conditions to the consummation of the PSD Acquisition in the PSD Purchase Agreement have been satisfied substantially on the terms set forth therein and have not been waived or amended without the Agent's prior written consent.

            (n) No Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute a Default or Event of Default.

            (o) Regulatory Requirements The making of the Bridge Loan in the manner contemplated in this Agreement shall not violate the applicable provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of the Board.

            (p) Ordinary Course Operations. From the date of the Commitment Letter, the Company shall have operated its business in the ordinary course, except as contemplated by the Transactions.

            (q) Offering Memorandum. The Company shall have delivered to BOCM (i) a preliminary offering memorandum to be distributed at the direction of BOCM to potential purchasers, containing all relevant information about the Transactions, the Target and any other matters which BOCM may deem necessary to a successful offering or which BOCM or the Company may consider necessary or appropriate for accurate, complete and adequate disclosure, (ii) management's projections for the Company after giving pro forma effect to the Transactions and
   (iii) such other information as may be reasonably requested by any rating agency or by BOCM or their counsel.

            (r) Escrowed Warrants. The Company shall have executed the Warrant Agreement and the Warrants and shall have delivered them to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement.

            (s) Repayment of Existing Indebtedness. The Company shall have paid (or made arrangements to pay concurrently with the making of the Bridge Loan hereunder) all principal, interest, fees and premiums, if any, on all Indebtedness outstanding prior to the Closing Date which is not listed on Schedule 6.2 or otherwise permitted under this Agreement.

            3.2 Conditions to Rollover Bridge Loan. The obligation of the Lenders to make the Rollover Bridge Loan on the Maturity Date is subject to the prior or concurrent satisfaction or waiver of the following conditions precedent:

            (a) No Default. There shall exist no Default or Event of Default on the Maturity Date.

            (b) Fees, etc. All fees due to FCCC, BOCM and/or the other Lenders shall have been paid in full and all other requirements and obligations under the Fee Letter and the Engagement Letter shall have been satisfied or fulfilled.

            (c) No Injunction, Etc. No order, decree, injunction or judgment enjoining the issuance of any Rollover Bridge Loan shall be in effect.

            (d) Senior Subordinated Indenture. At least thirty (30) days prior to the Maturity Date, the Company shall have delivered a draft of the Senior Subordinated Indenture reasonably acceptable to the Lenders, and such Senior Subordinated Indenture shall be in full force and effect on or prior to the Maturity Date.

            (e) Registration Statement. A Registration Statement shall be in effect for the issuance of Exchange Notes to the Lenders.

            (f) Rollover Notice. The Agent shall have received in accordance with the provisions of Section 2.2(a) an originally executed Rollover Notice.

            (g)  Officer's Certificate.  On the Maturity Date, the
   Agent shall have received an Officers' Certificate from the Company dated the Maturity Date and satisfactory in form and substance to the Agent, to the effect that the conditions in this Section 3.2 are satisfied on and as of the Maturity Date.

            (h) Rollover Bridge Notes. The Company shall have executed and delivered to the Agent on the Maturity Date for delivery to the Lenders, Rollover Bridge Notes dated the Maturity Date substantially in the form of Exhibit II annexed hereto to evidence the Rollover Bridge Loan, in the principal amount of the Rollover Bridge Loan (which principal amount shall be the aggregate principal amount of the Bridge Loan outstanding on the Maturity Date, including the principal amount of any Subsequent Bridge Notes), and with other appropriate insertions.

            (i)  Certain Regulations.  The making of the Rollover
   Bridge Loan shall not violate Regulation T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of the Board.

   SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            In order to induce the Lenders to enter into this Agreement and to make the Loans, the Company represents and warrants to the

   Lenders that, at the time of execution hereof and on the Closing Date, the following statements are true, correct and complete:

            4.1 Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own, operate and encumber its Property and to conduct its business, as presently conducted and as proposed to be conducted giving effect to the PSD Acquisition, in each jurisdiction in which its business is conducted, except for any failure to be so authorized that could not reasonably be expected to have a Material Adverse Effect.

            4.2 Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or equivalent) proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            4.3 No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Company of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan
   Documents, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            4.4  Financial Statements.

            (a) The December 31, 1998 audited consolidated financial statements and the March 31, 1999 and June 30, 1999 unaudited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments and the absence of notes.

            (b) The December 31, 1998, financial statements of the Acquired Business and any additional financial statements of the Acquired Business required by the Securities and Exchange Commission heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition and operations of the Acquired Business at such dates and the results of its operations for the periods then ended.

            (c) The pro forma financial statements of the Company and its Subsidiaries, copies of which are attached hereto as Schedule 4.4, present on a pro forma basis the financial condition of the Company and its Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the PSD Acquisition, the transactions contemplated by this Agreement and the Senior Secured Credit Agreement, and the payment or accrual of all costs and expenses with respect to any of the foregoing. The projections and assumptions expressed in such pro forma financials were prepared in good faith and represent good faith assumptions and estimates on the part of the Company based on the information available to the Company at the time so prepared.

            4.5 Material Adverse Change. Since December 31, 1998 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, including, without limitation, the Acquired Business, which could reasonably be expected to have a Material Adverse Effect.

            4.6 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1994. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes are adequate in accordance with Agreement
   Accounting Principles.

            4.7 Litigation and Contingent Obligations. Except as set forth on Schedule 4.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on
   Schedule 4.7, the Company and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.4.

            4.8 Subsidiaries. Schedule 4.8 contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement after giving effect to the PSD Acquisition, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Company or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

            4.9 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: there are no Unfunded Liabilities under any Single Employer Plans;

   neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans; each Plan complies in all material respects with all applicable requirements of law and regulations; no Reportable Event has occurred with respect to any Plan; neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to reorganize or terminate any Plan.

            4.10 Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in a manner relied upon by the Lenders to their detriment.

            4.11 Regulation U. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

            4.12 Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (other than agreements or instruments evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

            4.13 Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

            4.14  Ownership of Properties.  Except as set forth on
   Schedule 6.6, on the date of this Agreement, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.6, to all of the Property and assets reflected in the Company's most recent consolidated financial statements provided to the Agent as owned by the Company and its Subsidiaries and all other Property material to the Company's and its Subsidiaries' businesses, except as sold or otherwise disposed of in the ordinary course of business. The Company and each Subsidiary (i) owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, and (ii) owns and/or possesses and/or has applied for all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the planned conduct of its business for the next six months, without any known conflict with the rights of others, except, with respect to clauses
   (i) and (ii), where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights could not reasonably be expected to have a Material Adverse Effect and/or subject the Company or any Subsidiary to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.

            4.15 Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Sec. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to "plan assets" of the Company and its Subsidiaries.

            4.16 Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

            4.17 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

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

            4.18 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.19 Year 2000. The Company has generally completed its assessment of Year 2000 Issues and has a realistic program (the "Year
   2000 Program") for completing required remediations and replacements of its assets on a timely basis. The Company has identified significant suppliers and is requesting information from them regarding the Year 2000 readiness of their products and services, but it has not, as of the date hereof, received sufficient responses to ascertain that a material adverse impact can be avoided as a result of the failure of such suppliers to deliver products and services after December 31, 1999. Except as set forth in the preceding sentence and for Year 2000 Issues affecting the United States and international economies generally, based on its assessment and Year 2000 Program the Company does not anticipate that Year 2000 Issues will have a Material Adverse Effect.

            4.20 Post-Retirement Benefits. As of the Closing Date, neither the Company nor any of its Subsidiaries has any expected costs of post-retirement medical and insurance benefits payable to their employees and former employees, as estimated by the Company in accordance with Financial Accounting Standards Board Statement No. 106.

            4.21 Insurance. Schedule 4.21 accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Company and its Domestic Subsidiaries, specifying, for each such policy and program,
   (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof,
   (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.

            4.22 The PSD Acquisition. As of the Closing Date and immediately prior to the making of the initial Loans:

            (a) the PSD Purchase Agreement is in full force and effect, no material breach, default or waiver of any term or provision of the PSD Purchase Agreement by the Company or any of its Subsidiaries or, to the best of the Company's knowledge, the other parties thereto has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by the Agent) and no action has been taken by any competent Governmental Authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, the PSD Acquisition;

            (b) the representations and warranties of each of the Company and, to the Company's knowledge, the Sellers (as defined in the PSD Purchase Agreement) contained in the PSD Purchase Agreement are true and correct in all material respects;

            (c) except as set forth on Schedule 4.7, to the Company's knowledge, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against Pasteur Sanofi Diagnostics S.A. or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, Property, condition (financial or otherwise) or results of operations of Pasteur Sanofi Diagnostics S.A. and its Subsidiaries, taken as a whole; and

            (d) all material conditions precedent to, and all material consents and material regulatory approvals necessary to permit, the PSD Acquisition pursuant to the PSD Purchase Agreement have been satisfied or waived with the prior written consent of the Agent; but for the payment of the purchase price, the PSD Acquisition has been consummated or, concurrently with the transactions contemplated hereby, will be consummated, in accordance with the PSD Purchase Agreement and applicable law; the aggregate purchase price for the Acquired Business under the PSD Purchase Agreement does not exceed the equivalent of U.S. $210,000,000; and upon the payment of the purchase price the Company will obtain good and marketable title to the "Shares" (as defined in the PSD Purchase Agreement) free and clear of any Liens other than Liens permitted under Section 6.6.

            4.23  Solvency.

            (a) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;
   (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

            (b) The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, Incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

   SECTION 4A.  REPRESENTATIONS AND WARRANTIES OF THE LENDERS

            Each of the Lenders represents and warrants to the Company that, at the time of execution hereof and on the Closing Date, the following statements are true, correct and complete:

            4A.1 Accredited Investor. Such Lender is an institutional "accredited investor" within the meaning of Regulation D of the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and without a view to, or for resale in connection with, any distribution thereof or any interest therein; provided that the provisions of this Section shall not prejudice such Lender's right at all times to sell or otherwise dispose of all or any part of the Notes so acquired pursuant to the terms of this Agreement, a registration under the Securities Act or an exemption from such registration available under the Securities Act.

            4A.2 Knowledge and Experience. Such Lender has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes, such Lender is capable of bearing the economic risks of such investment and such Lender has had the opportunity to conduct its own due diligence investigation in relation to its making of the Loans and the acquisition of the Notes hereunder.

            4A.3 Source of Funds. No part of the funds used by such Lender to make the Loans hereunder constitutes assets of any "plan" (as defined in Section 4975 of the Internal Revenue Code).

   SECTION 5.  AFFIRMATIVE COVENANTS

            The Company covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full, it shall perform all covenants in this
   Section 5 required to be performed by it.

            5.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (a) Within 100 days after the close of each of its Fiscal Years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company's independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

            (b) Within 60 days after the close of the first three quarterly periods of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer.

            (c) As soon as available, but in any event within 90 days after the beginning of each Fiscal Year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company and its Subsidiaries for such Fiscal Year.

            (d) Together with the financial statements required under Sections 5.1(a) and (b), a compliance certificate in substantially the form of Exhibit III signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

            (e) Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

            (f) As soon as possible and in any event within 20 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer or Treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

            (g) As soon as possible and in any event within 20 days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

            (h) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

            (i) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

            (j) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

            5.2 Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Loans in accordance with Section 2.6. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

            5.3 Notice of Default. The Company will give prompt notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect.

            5.4 Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business only in fields of enterprise substantially the same as or reasonably related to the fields of enterprise in which it is presently conducted (after giving effect to the PSD Acquisition) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

            5.5 Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal, if applicable, and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property which if unpaid might become a Lien on any of its Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside if and to the extent required by Agreement Accounting Principles.

            5.6 Insurance. The Company shall maintain for itself and its Domestic Subsidiaries, or shall cause each of its Domestic Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 4.21 or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. In the event the Company or any of its Domestic Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto within ten days after written notice from the Agent, then the Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter so long as such failure shall continue (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

            5.7  Compliance with Laws.   The Company will, and will cause
   each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.6.

            5.8 Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary and commercially reasonable to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

            5.9 Inspection. The Company will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers, in each case upon reasonable advance notice and at such reasonable times (during normal business hours) and intervals as the Agent may designate.

            5.10 Year 2000. The Company will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent, the Company will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

            5.11 Additional Guarantors. If at any time on or after the Closing Date, any one or more Domestic Subsidiaries shall constitute a Material Domestic Subsidiary, the Company shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary or Subsidiaries became a Material Domestic Subsidiary. (Each reference hereafter in this Section 5.11 to a Material Domestic Subsidiary shall mean each Subsidiary constituting such Material Domestic Subsidiary.) Within 90 days after the date specified in such notice, the Company shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a Guaranty, together with such supporting documentation, including corporate resolutions and/or opinions of counsel with respect to such additional Guaranty, as may be reasonably required by the Agent. Notwithstanding the foregoing, (i) if the Company

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

   acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Company may, as an alternative to complying with the preceding sentence, within 90 days after the consummation of such Permitted Acquisition, cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Company or a Guarantor, and (ii) the Company shall comply with the preceding sentence or, in the alternative, the preceding clause (i), with respect to Sanofi Diagnostics Pasteur, Inc. and Genetic Systems within 180 days after the Closing Date. In addition, if any Subsidiary of the Company guarantees the obligations of the Company under the Senior Secured Credit Agreement, such Subsidiary shall also deliver a Guaranty to the Agent, together with such supporting documentation, including corporate resolutions and/or opinions of counsel with respect to such additional Guaranty, as may be reasonably required by the Agent.

            5.12 Exchange of Rollover Bridge Notes. The Company will, on or before the fifth Business Day following the written request (the "Exchange Request") of the holder of any Rollover Bridge Note (or beneficial owner of a portion thereof):

           (a) Execute and deliver, cause each Guarantor to execute and deliver, and cause a bank or trust company acting as trustee thereunder to execute and deliver, the Senior Subordinated Indenture, if such Senior Subordinated Indenture has not previously been executed and delivered, and

           (b) Execute and deliver to such holder or beneficial owner in accordance with the Senior Subordinated Indenture a note in the form attached to the Senior Subordinated Indenture (the "Exchange Notes") bearing an increasing interest rate equal to the Rollover Bridge Loan Rate in exchange for such Rollover Bridge Note dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Rollover Bridge Note (or portion thereof) being exchanged, and cause each Guarantor to endorse its guarantee thereon.

            The Exchange Request shall specify the principal amount of the Rollover Bridge Notes to be exchanged pursuant to this
   Section 5.12 which shall be at least $5,000,000 and integral multiples of $500,000 in excess thereof (or, in the case any Lender holds Rollover Bridge Notes with an outstanding amount less than $5,000,000, such remaining amount). Rollover Bridge Notes delivered to the Company under this Section 5.12 in exchange for Exchange Notes shall be cancelled by the Company and the corresponding amount of the Rollover Bridge Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Senior Subordinated Indenture.

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

            5.13  Permanent Securities.

            (a) Upon the request of BOCM, the Company will issue Permanent Securities in such amount as will generate gross proceeds equal to an amount sufficient to repay all outstanding Bridge Notes, Rollover Bridge Notes and Exchange Notes and all related fees and expenses. Such securities shall have such form, term, guarantees, covenants, default and subordination provisions and other terms as are customary for securities of the type issued and may be issued in one or more tranches, all as determined by BOCM, in its sole discretion. BOCM will act as the exclusive managing underwriter, initial purchaser or placement agent (as it shall determine in its sole discretion) and ABN Amro Bank N.V. will act as the exclusive co-manager in connection with such issuance of Permanent Securities pursuant to the provisions of the Engagement Letter. The Company will do, and, to the extent within its control, will cause the Target to do, all things reasonably required in the opinion of BOCM, in connection with the sale of the Permanent Securities. In addition, BOCM may require the Company to execute an underwriting or purchase agreement providing for the issuance of Permanent Securities contemplated by this Section 5.13 substantially in the form of BOCM's standard underwriting or purchase agreement, modified as appropriate to reflect the terms of the transactions contemplate thereby and containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of legal opinions, comfort letters and officers' certificates, all in form and substance reasonably satisfactory to BOCM, as well as such other terms and conditions as BOCM reasonably considers appropriate in light of the then prevailing market conditions applicable to similar financings.

            (b) The Company will use its reasonable best efforts to cause the Permanent Securities to be rated by two nationally recognized statistical rating organizations (as such term is defined in Rule 436(g)(2) under the Securities Act).

            5.14 Lenders Meeting. The Company will participate in a meeting with the Lenders once during each Fiscal Year to be held at a location and a time selected by the Company and reasonably satisfactory to the Lenders.

            5.15 Note Documents. Each of the Company and the Guarantors shall, on the date it executes and delivers any Note Document, have the full corporate (or equivalent) power, authority and capacity to do so and to perform all of its obligations to be performed thereunder; all corporate (or equivalent) and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute them as valid and legally binding obligations of the Company enforceable against the Company and the Guarantors in

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

   accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), shall have been done and performed and shall have occurred in due compliance with all applicable laws; on the date of such execution and delivery by the Company and the Guarantors, each Note Document shall constitute a legal, valid, binding and unconditional obligation of the Company or the Guarantor, as the case may be, enforceable against the Company or such Guarantors, as the case may be, in accordance with its respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            5.16 Syndication. The Company shall actively assist, and shall use reasonable best efforts to cause the Target to actively assist, FCCC and BOCM in achieving syndication of the Bridge Loan Commitment and the Bridge Loan in a manner reasonably satisfactory to FCCC. In the event that such syndication cannot be achieved in a manner reasonably satisfactory to FCCC under the terms and conditions set forth herein, the Company shall cooperate with FCCC in developing an alternative structure that will permit syndication of the Bridge Loan Commitment and the Bridge Loan in a manner reasonably satisfactory to FCCC and the Company. Syndication of the Bridge Loan Commitment and the Bridge Loan will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Company and the Target and the proposed Lenders. To assist FCCC and BOCM in their syndication efforts, the Company shall (a) provide and cause its advisors and (to the extent subject to its control) the advisors of the Target to provide FCCC and BOCM and the other Lenders upon request with all information reasonably deemed necessary by FCCC and BOCM to complete syndication, including but not limited to information and evaluations prepared by the Company and the Target and their advisors, or on their behalf, relating to the Transactions, provided that the Company does not hereby waive its attorney-client privilege, (b) assist, and use reasonable best efforts to cause the Target to assist, FCCC and BOCM in the preparation of the Offering Memorandum described in Section
   3.1(q) and (c) otherwise assist, and use reasonable best efforts to cause the Target to assist, FCCC and BOCM in their syndication efforts, including making available officers and advisors of the Company and the Target from time to time to attend and make

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

   presentations regarding the business and prospects of the Company and the Target, as appropriate, at a meeting or meetings of prospective Lenders.

            It is understood and agreed that FCCC and BOCM, after consultation with the Company, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. FCCC agrees to use its reasonable efforts to satisfy the Company's preferences with respect to the selection of proposed Lenders and the final allocation of the commitments among the Lenders.

   SECTION 6. NEGATIVE COVENANTS

            The Company covenants and agrees that until the satisfaction in full of the Loans and the Notes and all other Obligations due under this Agreement it will fully and timely perform all covenants in this
   Section 6.

            6.1 Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its Equity Interests at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary and excluding share repurchases of the Company's capital stock used solely to fund employee stock purchase plans and employee stock option plans, provided such share repurchases do not exceed $5,000,000 in the aggregate in any fiscal year (including, without limitation, the fiscal year ending December 31, 1999).

            6.2 Indebtedness. The Company will not, nor will it permit any Subsidiary to, Incur any Indebtedness, except:

            (a)  The Loans.

            (b) Indebtedness under the Senior Secured Credit Agreement in an amount not to exceed $220,000,000.

            (c)  Indebtedness (other than Indebtedness of Foreign
   Subsidiaries) existing on the date hereof and described in Schedule
   6.2.

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

            (d)  Indebtedness arising under Rate Management
   Transactions and other Financial Contracts permitted by Section 6.14.

            (e) Indebtedness of Foreign Subsidiaries not exceeding $30,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding prior to December 31, 1999 and $25,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding on or after December 31, 1999.

            (f) Factoring of accounts and notes receivable of Foreign Subsidiaries, provided that (i) such receivables sold without recourse to the selling Foreign Subsidiary shall be sold on commercially reasonable terms and (ii) the liabilities of such Foreign Subsidiaries with respect to such receivables sold with recourse to the selling Foreign Subsidiary shall not exceed $10,000,000 (or equivalent in foreign currencies) in the aggregate at any time.

            (g) Indebtedness constituting Contingent Obligations permitted by Section 6.13.

            (h) Indebtedness incurred pursuant to so-called "synthetic lease" transactions ("Synthetic Leases") and Sale and Leaseback Transactions, provided that at the time such transaction is entered into (A) no Default or Event of Default exists and (B) the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 5.1 on a pro forma basis as if such Synthetic Lease or Sale and Leaseback Transaction were entered into at the beginning of the four-fiscal quarter period ending on such day would have been equal to or less than 3.00 to 1.

            (i) Indebtedness of the Company to any Subsidiary or of any Guarantor to the Company or any other Guarantor or of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full of the Obligations in a manner satisfactory in form and substance to the Agent.

            (j)  Other Indebtedness, not otherwise permitted by clauses
   (a) through (i) above, not exceeding $15,000,000 in the aggregate outstanding at any one time.

            6.3 Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person,

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

   except that a Subsidiary may merge (i) into the Company or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted
   Acquisition.

            6.4 Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

            (a)  Sales of inventory in the ordinary course of business.

            (b) Sales by Foreign Subsidiaries of accounts receivable and notes receivable permitted by Section 6.2(f).

            (c) Sales or other dispositions of Property in connection with Synthetic Leases and Sale and Leaseback Transactions permitted by
   Section 6.2(h).

            (d) Equipment or other assets traded in or exchanged for replacement assets.

            (e) Leases, sales or other dispositions of its Property (excluding leases, sales or other dispositions permitted under clauses
   (a) through (d) above) that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (e) during the four-fiscal quarter period ending with the fiscal quarter in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries, provided that during the continuance of a Default or an Event of Default, any disposition of Property constituting Collateral (as defined in the Senior Secured Credit Agreement) pursuant to this clause (e) shall be for consideration consisting only of cash and Cash Equivalent Investments.

            6.5 Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

            (a)  Cash Equivalent Investments.

            (b)  Existing Investments in Subsidiaries and other
   Investments in existence on the date hereof and described in Schedule
   6.5.

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

            (c) Investments by the Company or any Guarantor in Subsidiaries other than Guarantors, in addition to Investments permitted by clause (b) above, not to exceed in the aggregate during the term of this Agreement the sum of (i) $15,000,000 (or equivalent in foreign currencies) plus (ii) the cumulative amount of repayments of principal, returns of capital and dividends received by the Company or any Guarantor from Subsidiaries other than Guarantors on Investments (including existing Investments) in such Subsidiaries.

            (d) Investments in the Company and in Subsidiaries that are Guarantors, and Investments by Subsidiaries that are not Guarantors in other Subsidiaries that are not Guarantors.

            (e) Investments constituting Rate Management Transactions and Financial Contracts permitted by Section 6.14.

            (f) Permitted Acquisitions and Investments in joint ventures, provided that no Default or Event of Default exists before or after giving effect to such Permitted Acquisition or such joint venture Investment.

            (g)  Other Investments not otherwise permitted by clauses
   (a) through (f) above, not exceeding in the aggregate during the term of this Agreement the sum of (i) $10,000,000 plus (ii) the cumulative amount of repayments of principal, returns of capital and dividends received by the Company or any Guarantor on Investments made pursuant to this clause (g).

            6.6 Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

            (a) Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement.

            (b) Liens for taxes, assessments or governmental charges (other than Liens imposed by the PBGC) or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.

            (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in

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

   the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.

            (d) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

            (e) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

            (f) Liens granted to or for the benefit of any of the agent or any lender under the Senior Secured Credit Agreement, or any of their respective Affiliates, pursuant to any Rate Management Transaction.

            (g) Liens on property of Foreign Subsidiaries in connection with banker's acceptances with maturities not in excess of 180 days.

            (h) Liens on accounts and notes receivable of Foreign Subsidiaries securing loans and advances to Foreign Subsidiaries permitted by Section 6.2.

            (i) Liens against equipment, property, or plant leased by the Company or any Subsidiary in favor of the lessor thereof.

            (j) Purchase money Liens to secure Indebtedness permitted hereunder, and extensions, renewals and refinancing thereof so long as the principal amounts thereof are not increased.

            (k) Liens to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and surety bonds and other similar obligations in the ordinary course of business.

            (l) Liens on documents and related property arising in connection with trade letters of credit in the ordinary course of business.

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


            (m) Liens (excluding liens permitted under clauses (a) through (l) above) existing on the date hereof, the aggregate amount of liabilities secured by which does not exceed $5,000,000. All such Liens securing liabilities in excess of $250,000 are listed on
   Schedule 6.6 hereto.

            (n) Liens (excluding Liens permitted under clauses (a) through (m) above) to secure obligations of the Company or any Subsidiary, the principal amount of which does not exceed $15,000,000 at any one time.

            6.7 Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $40,000,000 for Capital Expenditures during any one Fiscal Year, commencing with Fiscal Year 1999, in the aggregate for the Company and its Subsidiaries on a consolidated basis; provided, however, that for each Fiscal Year after 1999, such aggregate amount shall be increased by an amount (the "Carryover Amount") that is the lesser of (i) the excess, if any, of (A) the maximum aggregate amount of Capital Expenditures (including any Carryover Amount) permitted pursuant to this
   Section 6.7 for the immediately preceding fiscal year over (B) the aggregate amount of actual Capital Expenditures during such preceding Fiscal Year and (ii) $40,000,000. Notwithstanding the foregoing and in addition thereto, the Company and its Subsidiaries may make Capital Expenditures (1) in an amount equal to Available Net Cash Proceeds (as defined in the Senior Secured Credit Agreement) in accordance with
   Section 2.7.2(a) of the Senior Secured Credit Agreement and (2) in an amount equal to Excess Cash Flow (as defined in the Senior Secured
   Credit Agreement) on a cumulative basis to the extent not required to be applied as a mandatory prepayment of the loans under the Senior Secured Credit Agreement.

            6.8 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

            (a) The Company shall not (and shall not suffer or permit any of its Domestic Subsidiaries to), directly or indirectly, enter into any agreement with any Person which prohibits or limits the ability of any of the Company or any of its Domestic Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (i) this Agreement and the other Loan Documents, (ii) the Senior Secured Credit Agreement, (iii) Lien restrictions in a Capitalized Lease or other purchase money financing arrangement permitted hereunder relating to the asset financed thereunder and (iv) purchase agreements, license agreements, leases and other similar agreements entered into in the ordinary course of business that prohibit a Lien on the asset or assets subject to such agreements.

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

            (b) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of its Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or Property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any of its Subsidiaries, except:

            (i) restrictions imposed by this Agreement and the other Loan Documents;

            (ii)  restrictions imposed by the Senior Credit
   Agreement;

            (iii)  restrictions imposed by applicable law;

            (iv) existing restrictions under Indebtedness of any Subsidiary outstanding on the Closing Date (after giving effect to the PSD Acquisition);

            (v) restrictions under any Acquired Indebtedness not Incurred in violation of any agreement (including any Equity Interest) relating to any Property, asset or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of the Acquisition, were not put in place in connection with or in anticipation of such Acquisition and are not applicable to any Person, other than the Person acquired, or to any Property, asset or business, other than the Property, assets and business so acquired;

            (vi) restrictions with respect solely to any of its Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

            (vii) restrictions on transfer contained in purchase money Indebtedness; provided, that such restrictions relate only to the transfer of the Property acquired with the proceeds of such purchase money Indebtedness;

            (viii) provisions with respect to the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

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


            (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (x) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses
   (ii), (iv), (v) or (vii) above or this clause (ix) that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so Refinanced; and

            (xi) restrictions contained in Indebtedness Incurred by a Foreign Subsidiary in accordance with this Agreement; provided, that such restrictions relate only to one or more Foreign
   Subsidiaries.

            Notwithstanding the foregoing, (A) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (B) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Agreement may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

            6.9 Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Company and its Wholly-Owned Subsidiaries) except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

            6.10 Unfunded Liabilities. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company will not permit any Unfunded Liabilities to exist under any Plan.

            6.11 Limitation on Modifications of Certain Documents. The Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any of the Related Documents.

            6.12 Sale and Leaseback Transactions. The Company will not, nor will it permit any Subsidiary to, enter into or suffer to exist any

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

   Sale and Leaseback Transaction other than Sale and Leaseback Transactions and Synthetic Leases permitted by Section 6.2(h).

            6.13 Contingent Obligations. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guaranties of Indebtedness permitted by
   Section 6.2, (iii) guaranties by the Company or any Subsidiary of employee credit card obligations in the ordinary course of business,
   (iv) recourse obligations in connection with the factoring of accounts and notes receivable of Foreign Subsidiaries, (v) guaranties and other Contingent Obligations of the Company or any Subsidiary with respect to obligations of any Subsidiary and (vi) other Contingent Obligations not otherwise permitted by clauses (i) through (v) above not exceeding $2,000,000 in the aggregate outstanding at any one time.

            6.14 Financial Contracts. The Company will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except (i) Rate Management Transactions required pursuant to the terms of the Senior Secured Credit Agreement and (ii) other Financial Contracts pursuant to which the Company or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.

            6.15 Refinancing of the Loans in Part. The Company shall not, nor shall the Company cause or permit any of its Subsidiaries to, Incur any Indebtedness to Refinance the Loans in part other than the Permanent Securities or the Exchange Notes.

            6.16 Senior Subordinated Indebtedness. Neither the Company nor any of the Guarantors shall, directly or indirectly, Incur any Indebtedness (other than the Notes, the Exchange Notes, the Permanent Securities and Indebtedness between the Company and its Wholly Owned Subsidiaries) that is by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Loans and the Notes and the Guarantees to the same extent and in the same manner as such Loans and Notes and Guarantees are subordinated to the Senior Secured Credit Agreement.

            6.17  Leverage Ratio.

              (a) The Company will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded

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   Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 5.00 to 1.

              (b) In the event that the Company or any Subsidiary shall have consummated a Permitted Acquisition or Investment in a joint venture during any four fiscal quarter period for which the Leverage Ratio covenant contained in this Section 6.17 is calculated, the Leverage Ratio shall be calculated as if such Permitted Acquisition or Investment (including any Indebtedness Incurred in connection therewith) had been consummated on the first day of such four fiscal quarter period, provided that the Company shall not include such Permitted Acquisition or Investment in the calculation of Consolidated EBITDA, unless the Company shall have delivered to the Lenders, at or prior to the time financial statements as of the last day of such four fiscal quarter period are delivered to the Lenders pursuant to Section 5.1, audited financial statements of the acquired business or Person or joint venture, as the case may be, stated in Dollars and presented in conformity with GAAP, and covering the period from the first day of such four fiscal quarter period to the actual date of the consummation of such Permitted Acquisition or Investment.

   ECTION 7. EVENTS OF DEFAULT

            7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

            (a) Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

            (b) Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

            (c) The breach by the Company of any of the terms or provisions of Section 5.2 or Section 6; or the breach by the Company of any of the terms and conditions of Section 5.1, 5.3, 5.6 or 5.9 which is not remedied within ten days.

            (d) The breach by the Company (other than a breach which constitutes an Event of Default under another subsection of this
   Section 7) of any of the terms or provisions of this Agreement or any

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   other Loan Document which is not remedied within thirty days after written notice from the Agent or the Required Lenders.

            (e) (i) Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness (other than Indebtedness owing by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary and other than Rate Management Obligations) outstanding in a principal amount aggregating in excess of $5,000,000 ("Material Indebtedness"); or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries then outstanding in a principal amount in excess of $2,500,000 shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment and other than in connection with the refinancing of the Bridge Loan with the proceeds of the Permanent Securities) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or (ii) the occurrence of an early termination under any Rate Management Transaction resulting from (A) any event of default under such Rate Management Transaction as to which the Company or any Subsidiary is the defaulting party or (B) any termination event as to which the Company or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Company or such Subsidiary as a result thereof is in excess of $5,000,000 and remains unpaid.

            (f)  The Company or any of its Material Subsidiaries shall
   (i) have an order for relief entered with respect to it under the Bankruptcy Law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Law as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Bankruptcy Law or fail to file (by the deadline for such filing) an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize

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   or effect any of the foregoing actions set forth in this Section
   7.1(f) or (vi) fail to contest in good faith and in a reasonably timely manner any appointment or proceeding described in Section 7.1(g).

            (g) Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.1(f)(iv) shall be instituted against the Company or any of its Material Subsidiaries and in each case such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

            (h) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

            (i) The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $5,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith in a reasonably timely manner.

            (j)  The Company or any other member of the Controlled
   Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

            (k)  The Company or any other member of the Controlled
   Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being

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   terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Company and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.

            (l) The Company or any of its Subsidiaries shall (i) be the subject of any order by any Governmental Authority or any judicial determination of liability pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause
   (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect, taking into account amounts to be paid by third parties.

            (m) Any Guarantor shall take any action to revoke or discontinue or to assert the invalidity or unenforceability of any Guarantee, or any Guarantor shall deny that it has any further liability under any Guarantee to which it is a party, or shall give notice to such effect.

            7.2  Acceleration.  If any Event of Default described in
   Section 7.1(f) or 7.1(g) occurs with respect to the Company, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

            If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.1(f) or 7.1(g) with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

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   SECTION 8. SUBORDINATION

             8.1 Obligations Subordinated to Senior Debt of the Company. The Lenders covenant and agree that payments of the Obligations by the Company shall be subordinated in accordance with the provisions of this Section 8 to the prior indefeasible payment in full, in cash or Cash Equivalent Investments, of all amounts payable in respect of Senior Debt of the Company, whether now outstanding or hereafter created, that the subordination is for the benefit of the holders of Senior Debt of the Company, and that each holder of Senior Debt of the Company whether now outstanding or hereafter Incurred shall be deemed to have acquired Senior Debt of the Company in reliance upon the covenants and provisions contained in this Agreement.

            8.2  Priority and Payment Over of Proceeds in Certain Events.

            (a) Subordination on Dissolution, Liquidation or Reorganization of the Company. Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Debt of the Company shall first be indefeasibly paid in full in cash or Cash Equivalent Investments (or such payment shall first be duly provided for to the satisfaction of the holders of Senior Debt), before the Lenders shall be entitled to receive any payment by the Company of any Obligations (other than Junior Securities), and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities), to which the Lenders would be entitled except for the provisions of this
   Section 8 shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Debt of the Company or their representatives to the extent necessary to pay all of the Senior Debt of the Company to the holders of such Senior Debt of the Company.

            (b) Subordination on Default on Senior Debt. Upon the maturity of any Senior Debt of the Company by lapse of time, acceleration or otherwise, all Senior Debt of the Company then due and payable shall first be indefeasibly paid in full in cash or Cash Equivalent Investments (or such payment shall first be duly provided for to the satisfaction of the holders of Senior Debt), before any payment is made by the Company or any Person acting on behalf of the

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

   Company with respect to the Obligations (other than Junior Securities). No direct or indirect payment by the Company or any Person acting on behalf of the Company of any Obligations whether pursuant to the terms of the Loans or upon acceleration or otherwise shall be made (other than Junior Securities), if at the time of such payment, there exists a default (as defined in the document governing any Senior Debt of the Company) in the payment of all or any portion of any Senior Debt of the Company and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Senior Debt. In addition, during the continuation of any other event of default with respect to the Senior Debt of the Company pursuant to which the maturity thereof may be accelerated, upon the receipt by the Agent of written notice from the Representative of the holders of such Senior Debt, no such payment may be made by the Company upon or in respect of the Obligations (other than Junior Securities), for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days after receipt of such notice (unless such Payment Blockage Period shall be terminated by written notice to the Agent from such Representative). Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period or successive Payment Blockage Periods with respect to the same payment on the Obligations extend beyond 179 days from the date the payment on the Obligations was due and (y) only one such Payment Blockage Period may be commenced within any 360 consecutive days. For all purposes of this Section 8.2(b), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Debt of the Company initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders or by the Representative of such Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

            (c) Rights and Obligations of the Lenders. In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Agent or any Lender shall have received any payment on account of any Obligation (other than as permitted by Sections (a) and (b) of this Section 8.2) at a time when such payment is prohibited by this Section 8.2, then and in such event such payment or distribution shall be received and held in trust for the Representative of the holders of the Senior Debt of the Company and shall be paid over or delivered to Representative of the holders of the Senior Debt of the Company remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalent Investments all Senior Debt of the Company in accordance with their terms after giving

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   effect to any concurrent payment or distribution to the holders of such Senior Debt of the Company.

            If payment of the Obligations is accelerated because of an Event of Default, the Company shall promptly notify the Representative of the holders of Senior Debt of the Company of the acceleration. If any Senior Debt is outstanding, the Company may not make any payment on account of such accelerated Obligations until five Business Days after such Representative receives notice of such acceleration and, thereafter, may pay the Obligations only if this Section 8 otherwise permits payment at that time.

            Upon any payment or distribution of assets or securities referred to in this Section 8, the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

            The Company shall give written notice to each of the Lenders of any default or event of default under any Senior Debt of the Company or under any agreement pursuant to which Senior Debt of the Company may have been issued, and, in the event of any such event of default, shall provide to the Agent the names and addresses of the Representatives of holders of such Senior Debt of the Company.

            With respect to the holders and owners of Senior Debt of the Company, each Lender undertakes to perform only such obligations on the part of such Lender as are specifically set forth in this
   Section 8, and no implied covenants or obligations with respect to the holders or owners of Senior Debt of the Company shall be read into this Agreement against the Lenders. The Lenders shall not be deemed to owe any fiduciary duty to the holders or owners of Senior Debt of the Company or to the agent under the Senior Secured Credit Agreement or any Representative of the holders of the Senior Debt of the Company.

            8.3 Payments May Be Paid Prior to Dissolution. Nothing contained in this Section 8 or elsewhere in this Agreement shall prevent or delay (a) the Company, except under the conditions described in Section 8.2, from making payments at any time for the purpose of paying Obligations, or from depositing with the Agent any

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   moneys for such payments, or (b) subject to Section 8.2, the application by the Agent of any moneys deposited with it for the purpose of paying Obligations.

            8.4 Rights of Holders of Senior Debt of the Company Not To Be Impaired. No right of any present or future holder of any Senior Debt of the Company to enforce subordination as provided in this Section 8 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder (other than an express waiver of subordination or an amendment of this Section 8.4), or by any noncompliance by the Company with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing sentence, such holders of Senior Debt of the Company may, at any time and from time to time without impairing or releasing the subordination provided in this Section 8 or the obligations of the Lender hereunder to the holders of Senior Debt of the Company, do any one or more of the following: (a) change the manner, place, terms or time of payment of, or renew or alter, Senior Debt of the Company or otherwise amend or supplement in any manner Senior Debt of the Company or any instrument evidencing the same or any agreement under which any Senior Debt of the Company is outstanding; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Senior Debt of the Company or fail to perfect or delay in the perfection of the security interest in such property; (c) release any Person liable in any manner for the collection of Senior Debt of the Company; and (d) exercise or refrain from exercising any rights against the Company or any other Person. Each Lender by purchasing or accepting a Note waives any and all notice of the creation, modification, renewal, extension or accrual of any Senior Debt of the Company and notice of or proof of reliance by any holder or owner of Senior Debt of the Company upon this Section 8 and the Senior Debt of the Company shall conclusively be deemed to have been Incurred in reliance upon this Section 8, and all dealings between the Company and the holders and owners of the Senior Debt of the Company shall be deemed to have been consummated in reliance upon this Section 8.

            The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt of the Company.

            8.5 Subrogation. Upon the indefeasible payment in full in accordance with the terms of Section 8.2 of all amounts payable under or in respect of the Senior Debt of the Company, the Lenders shall be subrogated to the rights of the holders of such Senior Debt of the

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   Company to receive payments or distributions of assets of the Company made on such Senior Debt of the Company until the Obligations shall be paid in full in cash or Cash Equivalent Investments to the extent set forth herein; and for purposes of such subrogation no payments or distributions to holders of such Senior Debt of the Company of any cash, property or securities to which the Lenders would be entitled except for the provisions of this Section 8, and no payment over pursuant to the provisions of this Section 8 to holders of such Senior Debt of the Company by the Lenders, shall, as between the Company, its creditors other than holders of such Senior Debt of the Company and the Lenders, be deemed to be a payment by the Company to or on account of such Senior Debt of the Company, it being understood that the provisions of this Section 8 are solely for the purpose of defining the relative rights of the holders of such Senior Debt of the Company, on the one hand, and the Lenders, on the other hand. A release of any claim by any holder of Senior Debt of the Company shall not limit the Lenders' rights of subrogation under this Section 8.5.

            If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Section 8 shall have been applied, pursuant to the provisions of this Section 8, to the payment of all amounts payable under the Senior Debt of the Company, then and in such case, the Lenders shall be entitled to receive from the holders of such Senior Debt of the Company at the time outstanding the amount of any such payments or distributions received by such holders of Senior Debt of the Company in excess of the amount sufficient to pay all Senior Debt of the Company payable under or in respect of the Senior Debt of the Company in full in cash or Cash Equivalent Investments in accordance with the terms of
   Section 8.2.

            8.6 Obligations of the Company Unconditional. Nothing contained in this Section 8 or elsewhere in this Agreement is intended to or shall impair as between the Company and the Lenders the obligations of the Company, which are absolute and unconditional, to pay to the Lenders the Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of the Company other than the holders of the Senior Debt of the Company, nor shall anything herein or therein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 8 of the holders of such Senior Debt of the Company in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

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

            The failure to make a payment on account of Obligations by reason of any provision of this Section 8 shall not prevent the occurrence of an Event of Default under Section 7.

            8.7 Lenders Authorize Agent To Effectuate Subordination. Each Lender hereby authorizes and expressly directs the Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 8 and appoints the Agent its attorney in fact for such purpose, including, without limitation, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of the Obligations in the form required in said proceedings and causing said claim to be approved or the actions required to negotiate and/or effectuate a restructuring of the Indebtedness represented hereby. If the Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Debt of the Company are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Lenders. In the event of any such proceeding, until the Senior Debt of the Company is paid in full in cash or Cash Equivalent Investments, without the consent of the holders of a majority in principal amount outstanding of Senior Debt of the Company, no Lender shall waive, settle or compromise any such claim or claims relating to the Obligations that such Lender now or hereafter may have against the Company.

   SECTION 9. THE AGENT

            9.1 Appointment. Each Lender hereby irrevocably designates and appoints Banc One Capital Markets, Inc. as Agent of such Lender to act as specified herein and in the other Loan Documents, and each Lender hereby irrevocably authorizes Banc One Capital Markets, Inc. as the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents,

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   or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for the Company or any of its Subsidiaries.

            9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            9.3 Exculpatory Provisions. The Agent shall not be (a) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 9.2 under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction). (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document, or in any certificate, report, oral or written statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document,
   (c) responsible in any manner to any of the Lenders for any failure of the Company or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or under any other Loan Document, (d) responsible in any manner to any of the Lenders for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, (e) required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or in any other Loan Document or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default, or (f) required to inspect the properties, books or records of the Company or any of its Subsidiaries.

            9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, facsimile, telex or teletype message, statement,

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   order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have received an executed assignment and assumption agreement pursuant to Section 13.1(a) in respect thereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

            9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and

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   creditworthiness of the Company or its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, liabilities, property, prospects, financial and other condition or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            9.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and its officers, directors, employees, representatives and agents ratably according to their respective "percentages" as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such Person shall be designated a party thereto) which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Person in any way as a result of, relating to or by reason of, or arising out of the execution, delivery or performance of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries; provided, that no Lender shall be liable to the Agent or such Person for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do

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   the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.7 shall survive the payment of all Obligations.

            9.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

            9.9 Resignation of the Agent; Successor Agent. The Agent may resign as the Agent upon 20 days' notice to the Lenders and the Company. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, the Required Lenders shall appoint from among the Lenders during such 20-day period a successor Agent which is a bank or a trust company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor Agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.
   If the Required Lenders are not able to appoint a successor Agent during such 20-day period, then the Required Lenders shall carry out the duties of Agent under the provisions of this Agreement and the other Loan Documents until a successor Agent is appointed. After the resignation of the Agent hereunder, the provisions of this Section 9 and of Sections
   13.2 and 13.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

   SECTION 10. GUARANTEE

            10.1 Unconditional Guarantee. Each Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the "Guarantee"), subject to Section 11, to each of the Lenders and to the Agent and their respective successors and assigns, that: (a) the principal of and interest on the Loans will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Company to the Lenders or the Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any

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   of the Loans or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (a) and (b) above, to the limitations set forth in Section 10.5. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Loans, this Agreement and in this Guarantee. If any Lender or the Agent is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and
   (y) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

            10.2 Subordination of Guarantee. The obligations of each Guarantor to the Lenders and to the Agent pursuant to the Guarantee of such Guarantor and the other sections of this Agreement are expressly subordinate and subject in right of payment to the prior payment in full of all Guarantor Senior Debt of such Guarantor, to the extent and in the manner provided in Section 11.

            10.3 Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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            10.4  Release of a Guarantor.  Upon (a) the release by the lenders under the Senior Secured Credit Agreement of all obligations of a Guarantor under the Senior Secured Credit Agreement and all Liens on the property and assets of such Guarantor relating to such Indebtedness, or (b) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets) to an entity which is not a Subsidiary of the Company and which sale or disposition is otherwise in compliance with the terms of this Agreement, such Guarantor shall be deemed released from all obligations under this Section 10 without any further action required on the part of the Agent or any Lender; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under the Senior Secured Credit Agreement, and under all of its pledges of assets or other security interests which secure such Indebtedness, shall also terminate upon such release, sale or transfer.
   The Agent shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate certifying as to the compliance with this
   Section 10.4. Any Guarantor not so released remains liable for the Obligations as provided in this Section 10.

            10.5 Limitation of Guarantor's Liability. Each Guarantor and, by its acceptance hereof each of the Lenders, hereby confirms that it is the intention of all such parties that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Lenders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, the Guarantor Senior Debt of such Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.7, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

            10.6  Guarantors May Consolidate, etc., on Certain Terms.

            (a) Nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the Property of a Guarantor as an entirety or

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   substantially as an entirety, to the Company or another Guarantor.
   Upon any such consolidation, merger, sale or conveyance, the Guarantee given by such Guarantor shall no longer have any force or effect.

            (b) Except as set forth in Section 6.3, nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Guarantor with or into a corporation or corporations other than the Company or another Guarantor (whether or not affiliated with the Guarantor); provided, however, that, subject to Sections 10.4 and 10.6(a), (i) immediately after such transaction, and giving effect thereto, no Default or Event of Default shall have occurred as a result of such transaction and be continuing, and (ii) upon any such consolidation, merger, sale or conveyance, the Guarantee of such Guarantor set forth in this Section 10, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by such Guarantor, shall be expressly assumed (in the event that the Guarantor is not the surviving corporation in the merger), in writing satisfactory in form to the Agent, executed and delivered to the Agent, by the corporation formed by such consolidation, or into which the Guarantor shall have merged, or by the corporation that shall have acquired such Property. In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation in writing executed and delivered to the Agent and satisfactory in form to the Agent of the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

            10.7 Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor
   (a "Funding Guarantor") under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company's obligations with respect to the Obligations. "Adjusted Net Assets" of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the Property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities
   (after giving effect to all other fixed and contingent liabilities
   Incurred on such date (other than liabilities of such Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts including, without

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   limitation, Guarantor Senior Debt (after giving effect to all other fixed and contingent liabilities Incurred on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

            10.8 Waiver of Subrogation. Until such time as all Obligations on the Loans are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under its Guarantee and the other sections of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall, subject to the provisions of Section 8, Section 10.2 and Section 11, forthwith be paid to the Agent for the benefit of such Lenders to be credited and applied upon the Loans, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 10.8 is knowingly made in contemplation of such benefits.

            10.9 Evidence of Guarantee. To evidence their guarantees to the Lenders set forth in this Section 10, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in Exhibit VI. Each such notation of Guarantee shall be signed on behalf of each Guarantor by two Officers, or an Officer and an Assistant Secretary or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to such notation of Guarantee.

            10.10  Waiver of Stay, Extension or Usury Laws.  Each
   Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever

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   claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

   SECTION 11. SUBORDINATION OF GUARANTEE OBLIGATIONS

            11.1 Guarantee Obligations Subordinated to Guarantor Senior Debt. The Lenders covenant and agree that payments of the obligations by a Guarantor in respect of its Guarantee (collectively, as to any Guarantor, its "Guarantee Obligations") shall be subordinated in accordance with the provisions of this Section 11 to the prior indefeasible payment in full, in cash or Cash Equivalent Investments, of all amounts payable in respect of Guarantor Senior Debt of such Guarantor, whether now outstanding or hereafter created, that the subordination is for the benefit of the holders of Guarantor Senior Debt of such Guarantor, and that each holder of Guarantor Senior Debt of such Guarantor whether now outstanding or hereafter Incurred shall be deemed to have acquired Guarantor Senior Debt of such Guarantor in reliance upon the covenants and provisions contained in this Agreement.

            11.2  Priority and Payment Over of Proceeds in Certain
   Events.

            (a) Subordination of Guarantee Obligations on Dissolution, Liquidation or Reorganization of Such Guarantor. Upon any payment or distribution of assets or securities of any Guarantor of any kind or character, whether in cash, Property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of such Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (other than a liquidation or dissolution of such Guarantor into the Company or another Guarantor), all Guarantor Senior Debt of such Guarantor shall first be indefeasibly paid in full in cash or Cash Equivalent Investments (or such payment shall first be duly provided for to the satisfaction of the holders of Guarantor Senior Debt), before the Lenders shall be entitled to receive any payment with respect to any Guarantee Obligations of such Guarantor (other than Guarantor Junior Securities), and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities (other than Guarantor Junior Securities) of such

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   Guarantor of any kind or character, whether  in cash, Property or securities, to which the Lenders would be entitled except for the provisions of this Section 11, shall be made by such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Guarantor Senior Debt of such Guarantor or their representatives to the extent necessary to pay all of the Guarantor Senior Debt of such Guarantor to the holders of such Guarantor Senior Debt.

            (b) Subordination of Guarantee Obligations on Default on Guarantor Senior Debt. Upon the maturity of any Guarantor Senior Debt of a Guarantor by lapse of time, acceleration or otherwise, all Guarantor Senior Debt of such Guarantor then due and payable shall first be indefeasibly paid in full in cash or Cash Equivalent Investments (or such payment shall first be duly provided for to the satisfaction of the holders of Guarantor Senior Debt), before any payment is made by such Guarantor or any Person acting on behalf of such Guarantor with respect to the Guarantee Obligations of such Guarantor (other than Guarantor Junior Securities). No direct or indirect payment by any Guarantor or any Person acting on behalf of such Guarantor of any Guarantee Obligations of such Guarantor whether pursuant to the terms of the Loans or upon acceleration or otherwise shall be made (other than Guarantor Junior Securities), if at the time of such payment, there exists a default (as defined in the document governing any Guarantor Senior Debt of such Guarantor) in the payment of all or any portion of any Guarantor Senior Debt of such Guarantor and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Guarantor Senior Debt. In addition, during the continuation of any other event of default with respect to any Guarantor Senior Debt of such Guarantor pursuant to which the maturity thereof may be accelerated, upon the receipt by the Agent of written notice from the Representative of the holders of such Guarantor Senior Debt, no such payment may be made by such Guarantor under its Guarantee (other than Guarantor Junior Securities) for a period (a "Guarantor Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days after receipt of such written notice by the Agent (unless such Guarantor Payment Blockage Period shall be terminated by written notice to the Agent from such Representative). Notwithstanding anything herein to the contrary,
   (x) in no event will a Guarantor Payment Blockage Period or successive Guarantor Payment Blockage Periods with respect to the same payment on such Guarantee extend beyond 179 days from the date the payment on such Guarantee was due and (y) only one such Payment Blockage Period may be commenced within any 360 consecutive days. For all purposes of this Section 11.2(b), no event of default which existed or was continuing on the date of the commencement of any Guarantor Payment

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   Blockage Period with respect to the Guarantor Senior Debt initiating such Guarantor Payment Blockage Period shall be, or be made, the basis for the commencement of a second Guarantor Payment Blockage Period by the holders or by the Representative of such Guarantor Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

            (c) Rights and Obligations of the Lenders. In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Agent or any Lender shall have received any payment on account of any Guarantee Obligation (other than as permitted by Sections (a) and (b) of this Section 11.2) at a time when such payment is prohibited by this Section 11.2, then and in such event such payment or distribution shall be received and held in trust for the Representative of the holders of the Guarantor Senior Debt and shall be paid over or delivered to the Representative of the holders of the Guarantor Senior Debt remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalent Investments all Guarantor Senior Debt in accordance with their terms after giving effect to any concurrent payment or distribution to the holders of such Guarantor Senior Debt.

            Nothing contained in this Section 11 will limit the right of the Lenders to take any action to accelerate the maturity of the Loans pursuant to Section 7 or to pursue any rights or remedies hereunder or otherwise; provided, however, that if any Guarantor Senior Debt is outstanding, no Guarantor shall make any payment on account of the Guarantee Obligations until five Business Days after the Representative of the holders of the Guarantor Senior Debt receives notice of such acceleration and, thereafter, such Guarantor may pay the Guarantee Obligations only if this Section 11 otherwise permits payment at that time.

            Upon any payment or distribution of assets or securities referred to in this Section 11, the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Guarantor Senior Debt, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.

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            The Guarantors shall give written notice to each of the
   Lenders of any default or event of default under any Guarantor Senior Debt or under any agreement pursuant to which Guarantor Senior Debt may have been issued, and, in the event of any such event of default, shall provide to the Agent the names and addresses of the Representatives of holders of such Guarantor Senior Debt.

            With respect to the holders and owners of Guarantor Senior Debt, each Lender undertakes to perform only such obligations on the part of the Lenders as are specifically set forth in this Section 11, and no implied covenants or obligations with respect to the holders or owners of Guarantor Senior Debt shall be read into this Agreement against the Lenders. The Lenders shall not be deemed to owe any fiduciary duty to the holders or owners of Guarantor Senior Debt or to the agent under the Senior Secured Credit Agreement or any Representative of the holders of the Guarantor Senior Debt.

            11.3 Payments May Be Paid Prior to Dissolution. Nothing contained in this Section 11 or elsewhere in this Agreement shall prevent or delay (a) the Guarantors, except under the conditions described in Section 11.2, from making payments at any time for the purpose of paying Guarantee Obligations, or from depositing with the Agent any moneys for such payments, or (b) subject to Section 11.2, the application by the Agent of any moneys deposited with it for the purpose of paying Guarantee Obligations.

            11.4 Rights of Holders of Guarantor Senior Debt Not To Be Impaired. No right of any present or future holder of any Guarantor Senior Debt to enforce subordination as provided in this Section 11 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder (other than an express waiver of subordination or an amendment of this Section 11.4), or by any noncompliance by any Guarantor with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing sentence, such holders of Guarantor Senior Debt may, at any time and from time to time without impairing or releasing the subordination provided in this Section 11 or the obligations of the Lenders hereunder to the holders of Guarantor Senior Debt, do any one or more of the following: (a) change the manner, place, terms or time of payment of, or renew or alter, Guarantor Senior Debt or otherwise amend or supplement in any manner Guarantor Senior Debt or any instrument evidencing the same or any agreement under which any Guarantor Senior Debt is outstanding;
   (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Guarantor Senior Debt or

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   fail to perfect or delay in the perfection of the security interest in such property; (c) release any Person liable in any manner for the collection of Guarantor Senior Debt; and (d) exercise or refrain from exercising any rights against the Guarantors or any other Person.
   Each Lender by purchasing or accepting a Note waives any and all notice of the creation, modification, renewal, extension or accrual of any Guarantor Senior Debt and notice of or proof of reliance by any holder or owner of Guarantor Senior Debt upon this Section 11 and the Guarantor Senior Debt shall conclusively be deemed to have been Incurred in reliance upon this Section 11, and all dealings between the Guarantors and the holders and owners of the Guarantor Senior Debt shall be deemed to have been consummated in reliance upon this
   Section 11.

            The provisions of this Section 11 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Guarantor Senior Debt.

            11.5 Subrogation. Upon the indefeasible payment in full in accordance with the terms of Section 11.2 of all amounts payable under or in respect of the Guarantor Senior Debt, the Lenders shall be subrogated to the rights of the holders of such Guarantor Senior Debt to receive payments or distributions of assets of the Guarantors made on such Guarantor Senior Debt until the Guarantee Obligations shall be paid in full in cash or Cash Equivalent Investments to the extent set forth herein; and for purposes of such subrogation no payments or distributions to holders of such Guarantor Senior Debt of any cash, Property or securities to which the Lenders would be entitled except for the provisions of this Section 11, and no payment over pursuant to the provisions of this Section 11 to holders of such Guarantor Senior Debt by the Lenders, shall, as between such Guarantor, its creditors other than holders of such Guarantor Senior Debt and the Lenders, be deemed to be a payment by such Guarantor to or on account of such Guarantor Senior Debt, it being understood that the provisions of this
   Section 11 are solely for the purpose of defining the relative rights of the holders of such Guarantor Senior Debt, on the one hand, and the Lenders, on the other hand. A release of any claim by any holder of Guarantor Senior Debt shall not limit the Lenders' rights of subrogation under this Section 11.5.

            If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Section 11 shall have been applied, pursuant to the provisions of this
   Section 11, to the payment of all amounts payable under the Guarantor Senior Debt, then and in such case, the Lenders shall be entitled to receive from the holders of such Guarantor Senior Debt at the time outstanding the amount of any payments or distributions received by such holders of Guarantor Senior Debt in excess of the amount sufficient to pay all Guarantor Senior Debt payable under or in

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   respect of the Guarantor Senior Debt in full in cash or Cash
   Equivalent Investments in accordance with the terms of Section 11.2.

            11.6 Obligations of the Guarantors Unconditional. Nothing contained in this Section 11 or elsewhere in this Agreement or in the Guarantees is intended to or shall impair as between the Guarantors and the Lenders the obligations of the Guarantors, which are absolute and unconditional, to pay to the Lenders the Guarantee Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of the Guarantors other than the holders of the Guarantor Senior Debt, nor shall anything herein or therein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 11 of the holders of such Guarantor Senior Debt in respect of cash, Property or securities of the Guarantors received upon the exercise of any such remedy.

            The failure to make a payment on account of Guarantee
   Obligations by reason of any provision of this Section 11 shall not prevent the occurrence of an Event of Default under Section 7.

            11.7 Lenders Authorize Agent To Effectuate Subordination. Each Lender hereby authorizes and expressly directs the Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 11 and appoints the Agent its attorney in fact for such purpose, including, without limitation, in the event of any dissolution, winding up, liquidation or reorganization of any Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of any Guarantor, the immediate filing of a claim for the unpaid balance of the Guarantee Obligations in the form required in said proceedings and causing said claim to be approved or the actions required to negotiate and/or effectuate a restructuring of the Guarantee
   Obligations. If the Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Guarantor Senior Debt are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Lenders. In the event of any such proceeding, until the Guarantor Senior Debt is paid in full in cash or Cash Equivalent Investments, without the consent of the holders of a majority in principal amount outstanding of Guarantor Senior Debt, no

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   Lender shall waive, settle or compromise any such claim or claims relating to the Obligations that such Lender now or hereafter may have against the Guarantors.

   SECTION 12. WARRANTS

            Warrants to purchase up to an aggregate of 10% of the "fully diluted" shares of the Common Stock of the Company will be executed, issued and deposited into escrow pursuant to the Escrow Agreement. The Warrants delivered into escrow shall be represented by a "Formula Warrant Certificate" in the form attached to the Warrant Agreement. The Formula Warrant Certificate will represent all Warrants that may be released pursuant to this Section 12, after giving effect to any previous release of Warrants. The parties hereto acknowledge and agree that the aggregate number of shares of Common Stock represented by Warrants released on any Warrant Release Date, plus the aggregate number of shares of Common Stock represented by all previously released Warrants, shall in no event exceed 10% of the Company's "fully diluted" Common Stock as of the latest Warrant Release Date.

            (a) Subject to the limitation set forth in the last sentence of the preceding paragraph, Warrants representing the right to purchase up to 10% of the Company's "fully-diluted" Common Stock shall be released by the Escrow Agent on the applicable Warrant Release Date to BOCM, pursuant to a Warrant Release Request delivered by BOCM to the Escrow Agent and the Company at any time on or after 180 days following the Closing Date, for purposes of selling the Permanent Securities. BOCM may not request the release of Warrants from the escrow pursuant to this Section 12(a) unless BOCM determines in good faith that such release is necessary in connection with such sale of Permanent Securities. No other party, including the Lenders, shall have any right to request the release of Warrants from escrow. Warrants shall be released from escrow by the Escrow Agent pursuant to this Section 12(a) in such names and denominations as BOCM may specify pursuant to such Warrant Release Request.

            (b) The "Applicable Number of Warrants" shall be released by the Escrow Agent on the applicable Warrant Release Date to the Lenders (or their designated Affiliates) pursuant to a Warrant Release Request delivered by the Agent to the Escrow Agent and the Company. Subject to the limitation set forth in the last sentence of the first paragraph of this Section 12, the "Applicable Number of Warrants" for any Warrant Release Date is equal to the product of (i) the percentage set forth under column B below applicable to such Warrant Release Date (based on the number of days elapsed from the Closing Date to such

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   Warrant Release Date as specified in the corresponding column A below), multiplied by (ii) 10% of the "fully diluted" shares of Common Stock of the Company outstanding on such Warrant Release Date (as certified in writing by the Company's Chief Financial Officer or Treasurer).

              A                                          B

       0 to 179 days                                  0.0%
       180 to 269 days                               25.0%
       270 to 359 days                               50.0%
       360 to 449 days                               75.0%
       450 days and thereafter                      100.0%

   The aggregate amount of Warrants, if any, available to be issued to the Lenders pursuant to this clause (b) shall be allocated among the Lenders in accordance with the percentage that the outstanding principal amount of Notes held by each Lender bears to the total outstanding principal amount of all Notes held by all of the Lenders. The Lenders will not be considered to be the beneficial owners of any Warrants in escrow for any purpose until they are entitled to be issued such Warrants pursuant to this clause (b), upon which event they shall be reflected as the registered owners of Warrants on the register maintained by the Company for such purpose pursuant to
   Section 3 of the Warrant Agreement.

            (c) Following the occurrence of the issuance of the Permanent Securities (if such issuance occurs prior to the 450th day following the Closing Date), any remaining Warrants to which the Lenders are not entitled as set forth in clause (b) above shall be returned to the Company for cancellation.

            (d) Notwithstanding anything contained herein to the contrary, the terms of this Section 12 shall survive the payment and/or refinancing of the Bridge Notes and/or the termination of this Agreement and shall remain operative and in full force and effect until the conditions to return or release all of the Warrants as set forth above have been satisfied.

   SECTION 13. MISCELLANEOUS

            13.1  Participations in and Assignments of Loans and Notes.

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            (a)  Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any portion of its Notes or its Loan Commitment in an aggregate amount of not less than $5,000,000 to any Eligible Assignee, other than to an Eligible Assignee which has, or has a Subsidiary which has, a principal line of business similar to any principal line of business of the Company or any of its Subsidiaries. In the case of any sale, transfer or negotiation of all or part of the Notes or any Loan Commitment authorized under this
   Section 13.1(a), the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; provided that (i) at such time Section 2.1(a) or 2.2(a), as the case may be, shall be deemed modified to reflect the Loan Commitment of such new Lender and of the existing Lenders,
   (ii) upon surrender of the Notes, new Notes will be issued, at the Company's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(d) or 2.2(c) as the case may be (with appropriate modifications) to the extent needed to reflect the revised Loan Commitment, and
   (iii) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and provided, further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 13.20. To the extent of any assignment pursuant to this Section 13.1(a), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loan Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Notes or Loan Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of a Lender.
   At the time of each assignment pursuant to this Section 13.1(a) to an Eligible Assignee which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective Eligible Assignee shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms described in Section 2.10(b).

            (b) Each Lender may grant participations in all or any part of its Notes or its Loan Commitment in an aggregate amount of not less than $1,000,000 to any Eligible Assignee, other than to an Eligible Assignee which has, or has a Subsidiary which has, a principal line of business similar to any principal line of business of the Company or any of its Subsidiaries; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged,
   (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and the other Lenders shall continue to deal solely and

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   directly with such Lender in connection with such Lender's rights and obligations under the Agreement and such Lender shall retain the sole right to enforce the obligations of the Company relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of fees or principal of or interest on the Loans or termination of the Loan Commitment).

            (c) The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 13.1.

            (d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

            13.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly upon demand (a) all the actual and reasonable costs and expenses of preparation of the Loan Documents and all the costs of furnishing all opinions by counsel for the Company and the Guarantors (including without limitation any opinions requested by the Lenders as to any legal matters arising hereunder), and of the Company's and the Guarantors' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the reasonable fees, expenses and disbursements of counsel to the Lenders (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and
   (c) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys' fees, including allocated costs of internal counsel, and costs of settlement) incurred by the Lenders or the Agent in enforcing any Obligations of or in collecting any payments due from the Company or any Guarantor hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings.

            13.3 Indemnity. In addition to the payment of expenses pursuant to Section 13.2, whether or not the transactions contemplated

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   hereby shall be consummated, the Company agrees to indemnify, pay and hold each of the Lenders, the Agent and any holder of any of the Notes, and each of their respective officers, directors, employees, agents, representatives and affiliates (collectively called the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement, the other Loan Documents and the Related Documents, the Commitment Letter, the Lenders' agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder, the issuance of the Exchange Notes or the Permanent Securities or the PSD Acquisition (the "indemnified liabilities"); provided, however, that the Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities (a) to the extent such liabilities are finally judicially determined to have resulted solely from (i) the gross negligence or willful misconduct of such Indemnitee or an affiliate of such Indemnitee or (ii) the failure of such Indemnitee to perform its obligations under any Loan Document or Related Document or (iii) such Indemnitee's violation of law or (b) in connection with the obligations of any Indemnitee under any Loan Document or Related Document or for any transfer fees. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

            13.4 Setoff. Subject to Section 8, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default or, after the Maturity Date, upon all of the unpaid principal amount of and accrued interest on the Loans becoming due and payable, each Lender, the Agent and each subsequent holder of any Note is hereby authorized by the Company and each Guarantor at any time or from time to time, without notice to the Company or such Guarantor, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts or any

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

   other accounts held for the benefit of another Person) and any other Indebtedness at any time held or owing by such Person or any such subsequent holder to or for the credit or the account of the Company or such Guarantor against and on account of the obligations and liabilities of the Company or such Guarantor to such Person or such subsequent holder under this Agreement and the Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether or not (a) such Person or such subsequent holder shall have made any demand hereunder or (b) such Person or such subsequent holder shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

            13.5 Amendments and Waivers. No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes or, prior to the execution and delivery thereof, of the form of the Senior Subordinated Indenture or consent to any departure by the Company or any Guarantor therefrom, shall in any event be effective without the prior written concurrence of the Company or such Guarantor, as the case may be, and the Required Lenders, and, upon the request of any Lender, the receipt of a written opinion of counsel of the Company addressed to the Lenders to the effect that such amendment, modification, termination, waiver or consent does not violate or conflict with any of the terms and provisions of the Senior Secured Credit Agreement or any other indenture, lease or other agreement of the Company; provided, however, that, notwithstanding the third sentence of Section 13.14, without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, any Guarantee, or consent to departure from a term or provision hereof or thereof may not: (a) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (b) reduce the rate of or extend the time for payment of principal or interest on any Note; (c) reduce the principal amount of any Note; (d) make any Note payable in money other than that stated in the Note; (e) make any change in Section 13.5 or make any change in or waive performance by the Company of its obligations under
   Section 2.5(d) or in the definition of Change of Control; (f) reduce the rate or extend the time of payment of fees or other compensation payable to the Lenders hereunder; or (g) modify the provisions of
   Section 8 or Section 11 or any of the defined terms related thereto in any manner adverse to the Lenders; and provided, further, that without the consent of the Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of
   Section 9 as the same applies to the Agent or any other provision of this Agreement as it relates to the rights or obligations of the

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   Agent.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company or any Guarantor in any case shall entitle the Company or such Guarantor to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
   Section 13.5 shall be binding upon each holder of the Notes at the time outstanding, each further holder of the Notes, and, if signed by the Company or a Guarantor, on the Company and such Guarantor.

            13.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists. For the purpose of determining compliance with any covenant contained herein, if an item meets the criteria of more than one type of exception described in such covenants or the definitions used therein, the Company or the Subsidiary in question shall have the right to determine in its sole discretion the category to which such item applies and shall not be required to include the amount and type of such item in more than one of such categories and may elect to apportion such item between or among two or more of such categories otherwise applicable.

            13.7 Entirety. The Loan Documents, the Related Documents and the Fee Letter embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

            13.8 Notices. Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex against receipt of answer back or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.8) shall be set forth under each party's name on the signature pages hereto.

            13.9  Survival of Warranties and Certain Agreements.

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

            (a) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

            (b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 13.2, 13.3, 13.13, 13.14, 13.16 and 13.19 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

            13.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder, under a Guarantee or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, under a Guarantee or the Notes are cumulative to and not exclusive of any rights or remedies otherwise available.

            13.11 Severability. In case any provision in or obligation under this Agreement, under a Guarantee or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            13.12 Headings. Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or given any substantive effect.

            13.13 Applicable Law. THIS AGREEMENT, INCLUDING EACH GUARANTEE, AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS APPLIED TO AGREEMENTS MADE AND PERFORMED WITHIN SUCH STATE

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   WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            13.14 Successors and Assigns; Subsequent Holders of Notes. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of the Lenders. The terms and provisions of this Agreement and each Guarantee shall inure to the benefit of any assignee or transferee of the Notes pursuant to Section 13.1(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Except as provided in Section 13.5, in determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Company, any Guarantor or any of its their respective Affiliates shall be disregarded. The Company's and the Guarantors' rights or any interest therein hereunder may not be assigned without the prior express written consent of each of the Lenders.

            13.15 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Agent or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

            13.16  Consent to Jurisdiction; Venue; Waiver of Jury
   Trial.

            (a) Any legal action or proceeding with respect to this Agreement, any Note or any Guarantee may be brought in any Illinois state court or any United States court sitting in Chicago, Illinois, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby further irrevocably waives any claim that any such courts lack jurisdiction over itself, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the Notes brought in any of the aforesaid courts, that

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   any such court lacks jurisdiction over such party.  Each of the parties to this Agreement irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its respective address for notices pursuant to Section 13.8, such service to become effective 30 days after such mailing. To the extent permitted by law, each of the parties to this Agreement hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Note that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any party to this Agreement to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any party in any other jurisdiction.

            (b) Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or the Notes brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY
   IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,
   PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS
   AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR
   THEREBY.

            13.17  Payments Pro Rata.

            (a) The Agent agrees that promptly after its receipt of each payment of any interest or premium on or principal of the Notes from or on behalf of the Company or any Guarantor, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective pro rata shares, if any, of such payment.

            (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            13.18 Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

            13.19 Confidentiality. Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by the Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Company that (a) in any event a Lender may make disclosures reasonably required by any actual or prospective assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and
   (b) a Lender may share with any of its Affiliates (that are not competitors of the Company or any Subsidiary in any of their respective lines of business), and such Affiliates may share with any

   Lender (that is not a competitor of the Company or any Subsidiary in any of their respective lines of business), any information related to the Company or the Company's or their respective Affiliates (including information relating to creditworthiness), the PSD Acquisition or the financing therefor; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Company or any of its Subsidiaries.

            13.20 Register. The Company hereby designates the Agent to serve as the Company's agent, solely for purposes of this Section 13.20, to maintain a register (the "Register") on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Company's obligations in respect of such Loans. With respect to any Lender, the transfer of the Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Loan Commitments and Loans shall remain owing to the transferor.
   The registration of assignment or transfer of all or part of any Loan Commitments and Loans shall be recorded by the Agent on the Register only upon the receipt by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to Section 13.1(a). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.

            WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                     COMPANY:

                                     BIO-RAD LABORATORIES, INC.


                                     By:  /s/ Ronald W. Hutton
                                     Name:  Ronald W. Hutton
                                     Title: Treasurer

                                     Notice Address:

                                     1000 Alfred Nobel Drive
                                     Hercules, California 94547
                                     Attention: Chief Financial Officer (with a copy to the General Counsel)
                                     Telephone: (510) 741-7000
                                     Telecopy: (510) 741-5815

                                     AGENT:

                                     BANC ONE CAPITAL MARKETS,
                                     INC.,  as Agent


                                     By:  /s/ Grant R. Gieringer
                                     Name:  Grant R. Gieringer
                                     Title: Director

                                     Notice Address:

                                     1 Bank One Plaza
                                     Suite IL1-0701
                                     Chicago, Illinois 60670
                                     Attention: Robert Rasmus
                                     Telephone: (312) 732-5288
                                     Telecopy: (312) 336-4500

                                     LENDERS:

   Commitment:  $80,000,000          FIRST CHICAGO CAPITAL
                                     CORPORATION


                                     By:  /s/ Grant R. Gieringer
                                     Name:  Grant R. Gieringer
                                     Title: Director

                                     Notice Address:

                                     1 Bank One Plaza
                                     Suite IL1-0382
                                     Chicago, Illinois 60670
                                     Attention: L. Mary Decker
                                     Telephone: (312) 732-3005
                                     Telecopy: (312) 732-1760

   Commitment:  $20,000,000          ABN AMRO BANK N.V.


                                     By:  /s/ Joseph Rizzi
                                     Name:  Joseph Rizzi
                                     Title: Senior Vice President


                                     By:  /s/ Dennis J. O'Malley
                                     Name:  Dennis J. O'Malley
                                     Title: Senior Vice President

                                     Notice Address:

                                     ABN AMRO Bank N.V.
                                     San Francisco Branch
                                     101 California Street, Suite 4550
                                     San Francisco, California 94111
                                     Attention: Jeffrey French
                                     Telephone: (415) 984-3730
                                     Telecopy: (415) 362-3524


                                     with a copy to:

                                     ABN AMRO Bank N.V.
                                     Credit Administration
                                     208 S. LaSalle Street, Suite 1500
                                     Chicago, Illinois 60604-1003
                                     Attention: Joe Coriaci
                                     Telephone: (312) 992-5118
                                     Telecopy: (312) 992-5111

                             ANNEX I

                          Lending Offices

   First Chicago Capital Corporation
   1 Bank One Plaza
   Suite IL1-0382
   Chicago, Illinois 60670
   Attention: L. Mary Decker
   Telephone: (312) 732-3005
   Telecopy: (312) 732-1760

   Payment Instructions for Loans in US Dollars:

   Fed ABA # 071000013
   Credit: LS2 Cash Account
   Account # 4811 52860000
   Reference: Bio-Rad
   Attention: Gloria Steinbrenner



   ABN AMRO Bank N.V.
   Loan Administration
   208 S. LaSalle Street, Suite 1500
   Chicago, Illinois 60604-1003
   Telephone: (312) 992-5153
   Telecopy: (312) 992-5158

   Payment Instructions for Loans in US Dollars:

   Pay to:        ABN AMRO Bank N.V., New York
   ABA:           026009580
   For credit to: ABN AMRO Bank N.V. - CPU
   Account #:     650-001-1789-41
   Reference:     Bio-Rad Laboratories, Inc.